Exhibit 10.1

AGREEMENT OF LEASE

BETWEEN

ISLAND VIEW TCI, L.P.

AS LANDLORD

AND

LENOX, INCORPORATED

AS TENANT

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE made this 30th day of December, 2005 by and between ISLAND VIEW TCI, L.P., a Pennsylvania limited partnership (hereinafter called “Landlord”), and LENOX, INCORPORATED, a New Jersey corporation (hereinafter called “Tenant”).

1.             FUNDAMENTAL LEASE PROVISIONS.

(a)           “Building”: shall mean the building located in Bristol, Pennsylvania commonly known as “Island View Crossing”.

(b)           “Building RSF”: shall mean the rentable square footage of floor area of the Building, which is deemed to be 183,000 rentable square feet.

(c)           “Property”: shall mean the Building and the parcel(s) of land on which the Building is located, together with all improvements thereon which Property, Building and other improvements upon the Property are shown on the site plan attached hereto as Exhibit “A-1”. A legal description of the Property is attached hereto as Exhibit “A-2”.

(d)           “Demised Premises”: shall mean the portion of the Building identified on the plan attached hereto as Exhibit “A-3”.

(e)           “Tenant’s RSF”: shall mean the rentable square footage of floor area of the Demised Premises, which is mutually agreed by Landlord and Tenant to be the stipulated amount of 126,000 rentable square feet (which includes an add-on factor of 6.0%).

(f)            “Annual Base Rent”:

Lease Year*	Annual Base Rent	Monthly Installment	Base Rent/R.S.F.

1 to 3	$2,186,100.00	$182,175.00	$17.35
4 to 6	$2,312,100.00	$192,675.00	$18.35
7 to 9	$2,438,100.00	$203,175.00	$19.35
10 to 12	$2,564,100.00	$213,675.00	$20.35
First Renewal Term
13 to 15	$2,690,100.00	$224,175.00	$21.35
16 to 17	$2,816,100,00	$234,675.00	$22.35
Second Renewal Term
18	$2,816,100.00	$234,675.00	$22.35
19 to 22	$3,068,100.00	$255,675.00	$24.35

*              As used herein, the first (1st) “Lease Year” shall commence on the Commencement Date and shall end on the date which is (i) the day immediately preceding the first (1st) anniversary of the Commencement Date, if the Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month. Each succeeding “Lease Year” shall be each next following twelve (12) calendar month period.

**           Notwithstanding the foregoing, Tenant shall not be obligated to pay any Annual Base Rent that is applicable to the period commencing on the Commencement Date and ending on the date that is the one hundred eightieth (180th) day thereafter (the “Free Rent Period”); provided, however, that Tenant shall at all times during the Free Rent Period remain liable for all utilities.

(g)           “Tenant’s Fraction”: 68.85%, which is the Tenant’s RSF divided by the Building RSF, as the same may be adjusted from time to time in the event of a change in the Tenant’s RSF as provided in this Lease.

(h)           “Base Year”: The calendar year 2006.

(i)            “Initial Term” or “Term”: Twelve (12) years commencing on the Commencement Date and ending on the date (the “Expiration Date”) which is (i) the day immediately preceding the twelfth (12th) anniversary of the Commencement Date, if the Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the twelfth (12th) anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month. In the event that Tenant validly exercises any Renewal Option(s) (as hereinafter defined) pursuant to Section 34 of the Lease, then all references herein to the “Term” shall be deemed to include the applicable Renewal Term(s) (as hereinafter defined) and the “Expiration Date” shall mean the last day of the applicable Renewal Term.

(j)            “Commencement Date”: the earlier of (i) the date Tenant commences occupancy of all or substantially all of the Demised Premises for its intended regular business purposes, and (ii) the Delivery Date (as hereinafter defined). Notwithstanding the foregoing, Landlord shall provide access to the Premises thirty (30) days prior to the Delivery Date so that Tenant may install its furniture, fixtures, equipment and computer equipment; provided, however, that such access shall be subject to the reasonable conditions set by Landlord and any delay caused by such access shall be deemed a Tenant Delay (hereinafter defined) hereunder. Upon the request of either party, following the determination of the Commencement Date, Landlord and Tenant shall enter into a Commencement Date Agreement in the form annexed hereto as Exhibit “I”.

(k)           “Delivery Date”: shall mean the date on which all of the following conditions have first been satisfied: (i) the work to be performed by Landlord constituting the Tenant Improvements has been “Substantially Completed” pursuant to the terms of Section 3 below, and (ii) all common areas on Tenant’s floors and in the Building are complete and available for use by the public, including installation of all finishes.

(l)            Intentionally deleted.

(m)          “Estimated Delivery Date”: May 1, 2006.

(n)           Intentionally Deleted.

(o)           Intentionally Deleted.

(p)           Intentionally Deleted.

(q)           “Notice Addresses”:

Landlord:	Island View TCI, L.P.
c/o Preferred Real Estate Investments, Inc.
1001 E. Hector Street, Suite 100
Conshohocken, PA 19428
Attn: Legal Dept.

Tenant:	Prior to the Commencement Date:

Lenox, Incorporated
100 Lenox Drive
Lawrenceville, NJ 08648
Attn: Lenox Counsel

with a copy to:

Lenox Group Inc.
1 Village Place
6436 City West Parkway
Eden Prairie, MN 55344
Attn: Chief Executive Officer

After the Commencement Date:

Lenox, Incorporated
Island View Crossing
1414 Radcliffe Street
Bristol, PA 19007
Attn: Lenox Counsel

with a copy to:

Lenox Group Inc.
1 Village Place
6436 City West Parkway
Eden Prairie, MN 55344
Attn: Chief Executive Officer

(r)           “Rent Payment Address” / “Property Manager”:

Island View TCI, L.P.

c/o Preferred Plus

1001 E. Hector Street, Suite 100

Conshohocken, PA 19428

(s)           “Security Deposit”: None.

(t)            “Permitted Use”: (i) General office use and related uses required by Tenant in the operation of its business (including, without limitation, storage and showroom purposes and product design and development activities), (ii) retail sale of Tenant’s and Tenant’s affiliates’ products, (iii) design, development and production of prototype products, including but not limited to the operation of kilns, paint spray booths, and mold making equipment together with equipment ancillary thereto, as an accessory use and/or (iv) any other lawful purpose approved in advance by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Tenant acknowledges that Landlord shall have the right to withhold its approval if, in Landlord’s reasonable determination, such proposed use is not consistent with the uses intended to be carried out at the Building. Landlord represents that the Demised Premises are presently zoned to lawfully permit their use and occupancy for the Permitted Use described in clauses “i” and “iii” of the preceding sentence and that there is currently in existence a valid, permanent Certificate of Occupancy for the Building permitting such use and occupancy.

(u)           “Broker”:

“Landlord’s Broker” -       Preferred Real Estate Advisors, Inc.

“Tenant’s Broker” -          Fennelly Associates, Inc.

2.             DEMISED PREMISES / COMMON AREAS. Landlord, for the Term, and subject to the provisions and conditions hereof, leases to Tenant and Tenant accepts from Landlord, the Demised Premises together with any and all easements, appurtenances, rights and privileges now or hereafter belonging thereto. Tenant shall further have, for the Term, the non-exclusive right, in common with the other tenants and occupants of the Building and with others who have been granted such rights by Landlord in accordance with the express provisions of this Lease (subject to the understanding that Tenant hereby approves the grant by Landlord, pursuant to a reciprocal easement agreement to be entered into after the date of this Lease, to the owner of the property adjacent to the Parking Area (as defined herein) to use one hundred (100) parking spaces in the Parking Area in that portion of the Parking Area identified as “REA Parking Spaces” on Exhibit “F” which is annexed hereto), to use the “Common Areas” of the Building and Property. Landlord acknowledges that it shall be required to obtain Tenant’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) if it desires to grant the right to use more than the aforementioned one hundred (100) parking spaces to the neighboring owner in connection with such owner’s development of the adjacent property. As used herein, “Common Areas” shall mean any areas or facilities made available from time to time for the general use of all tenants in the Building, including any non-reserved parking areas, driveways, sidewalks, hallways, restrooms, and other similar public areas and common access ways of the Building. Notwithstanding the foregoing, in granting rights to third-parties to use the Common Areas as provided for herein, Landlord shall use commercially reasonable efforts not to materially interfere with Tenant’s use and enjoyment of the Demised Premises or with Tenant’s rights to use the Parking Area in accordance with Section 37 herein. Landlord shall maintain the Common Areas and the Property in a first class manner. Notwithstanding the foregoing, it is further understood and agreed that Tenant shall have the exclusive use of its main entrance and lobby area on the ground floor of the Building (as such area is identified on Exhibit “A-3”) and that, inter alia, Landlord shall have no rights to grant any use of such main entrance and lobby area to any third parties; provided, however, that, notwithstanding the foregoing provisions of this sentence, it is agreed that such main entrance and lobby area may be used by other tenants of first floor of the Building as an emergency secondary means of pedestrian egress from such tenants’ premises and may further be used to provide a primary means of pedestrian access and egress to the premises of any first floor tenant which shall otherwise not be able to obtain reasonable pedestrian access and egress to its premises to or from the exterior of the Building.

3.             TENANT IMPROVEMENTS.

(a)           Landlord shall construct, or cause to be constructed, on a “turnkey” basis, at Landlord’s sole cost and expense (but subject, however, to Tenant’s obligation to pay for those certain “Tenant Extra Cost Items” as are specified in the “Tenant’s Plans” (as such term is hereinafter defined), in a good and workmanlike manner, certain improvements to the Demised Premises as provided for in a Tenant Work Letter, to be prepared by IEI Group, Ltd., and the MPE/FP Schematic Design, to be prepared by Dimitri J. Ververelli, Inc. (hereinafter collectively referred to as the “Tenant’s Plans”), which shall be finalized and approved in writing by Landlord and Tenant on or before January 6, 2006 and incorporated by reference herein and made a part hereof as Exhibit “B”. The work described in the Tenant’s Plans is hereinafter referred to as the “Tenant Improvements”. In the event Tenant’s Plans are not finalized and approved in writing by Landlord and Tenant by the end of the business day on January 6, 2006, either party shall have the right to terminate this Lease on or before the end of business day on January 11, 2006 by giving written notice of such termination to the other party. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that Landlord’s termination notice pursuant to this Section 3(a) may be sent via facsimile (and in the event Landlord sends such termination notice, such facsimile shall be sent to both Jim Berwick (609-896-3418) and Lou Fantin (609-844-1595)). In the event of such termination by Landlord or Tenant, this Lease shall become null and void and thereafter neither party shall have any further rights, obligations or liabilities hereunder. If said Lease is not terminated as set forth above, Tenant’s Plans are deemed approved and Landlord shall construct Tenant Improvements in accordance with such Tenant’s Plans. Except for the Tenant Improvements, Landlord shall have no obligation to perform any improvements to the Demised Premises to prepare the same for Tenant’s occupancy,

(b)           All work described in the Tenant’s Plans shall be furnished, installed and performed by Landlord, utilizing a general contractor selected by Landlord, for the Total TI Costs (as hereinafter defined), which Total TI Costs shall be paid by Landlord (subject to the Tenant’s obligation to pay for the Tenant Extra Cost Items) as provided herein. The “Total TI Costs” shall include all costs and expenses incurred by Landlord in connection with the completion of the Tenant Improvements, including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services, plus (ii) Landlord’s architects’ and engineers’ fees and costs, plus (iii) fees for all required permits and governmental approvals plus (iv) an amount equal to ten percent (10%) of the foregoing items as Landlord’s construction management fee. The aggregate dollar amount which has been budgeted for the Total TI Costs (inclusive of the Tenant Extra Cost Items) shall be set forth in Tenant’s Plans as the “Budgeted Total TI Costs”; and shall be approved in writing by Landlord and Tenant on or before January 6, 2006 and shall be incorporated by reference herein and made a part hereof; and the aggregate dollar amount included in Budgeted Total TI Costs which has been budgeted for the Tenant Extra Cost Items shall be set forth in Tenant’s Plans as the “Budgeted Tenant Extra Cost Item Costs.” In addition, Tenant shall have the right, at its sole cost and expense, to construct and/or install the items to be set forth in an “Exhibit “B-1””, which shall be approved by Landlord and Tenant on or before January 6, 2006 and incorporated by reference herein and made a part hereof (hereinafter “Tenant Items”). In the event Tenant Items, the Budgeted Total TI Costs, and/or Budgeted Tenant Extra Cost Item Costs are not finalized and approved in writing by Landlord and Tenant by the end of the business day on January 6, 2006, either party shall have the right to terminate this Lease on or before the end of business day on January 11, 2006 by giving written notice of such termination to the other party. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that Landlord’s termination notice pursuant to this Section 3(b) may be sent via facsimile (and in the event Landlord sends such termination notice, such facsimile shall be sent to both Jim Berwick (609-896-3418) and Lou Fantin (609-844-1595)). In the event of such termination by Landlord or Tenant, this Lease shall become null and void and thereafter neither party shall have any further rights, obligations or liabilities hereunder. If said Lease is not terminated as set forth above, Tenant Items, the Budgeted Total TI Costs proposed in Tenant’s Plans, and the Budgeted Tenant Extra Cost Item Costs proposed in Tenant’s Plans are deemed approved.

(c)           In constructing the Tenant Improvements, Landlord reserves the right to: (i) make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available, and (ii) make changes necessitated by conditions met during the course of construction; provided, however, that Tenant’s approval of any substantial change shall first be obtained, which approval shall not be unreasonably withheld or delayed. Tenant shall not be permitted to request any changes to the Tenant’s Plans (a “Tenant Change Order”) without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord so long as the Tenant Change Order does not materially delay Substantial Completion (as hereinafter defined). Any increase in cost attributable to or resulting from such Tenant Change Order (including, without limitation, additional architect’s fees and additional costs of constructing the Tenant Improvements, as well as Landlord’s additional administrative costs and engineering review fees) shall be added to the Total TI Costs (subject, however, to the understanding that in determining any such increase the same shall be determined on a net basis taking into account any cost savings realized by the elimination of any originally-included items of Tenant Improvements which may be reflected in connection with such Tenant Change Order). As a condition to Landlord’s approval of any Tenant Change Order which shall be anticipated to cause the cost of the Tenant Improvements to exceed the Budgeted Total TI Costs amount described in subsection (b) above, Landlord may require that, prior to Landlord’s commencement of any work related to such Tenant Change Order, Tenant shall agree in writing to pay to Landlord one hundred percent (100%) of the amount over such Budgeted Total TI Costs amount described in subsection (b) above as estimated by Landlord with respect to such Tenant Change Order, which amount shall be paid in accordance with subsection (f) herein.

(d)           Upon Substantial Completion of the Tenant Improvements, Landlord shall notify Tenant, and Tenant shall inspect the Demised Premises with Landlord within five (5) business days after Tenant’s receipt of Landlord’s notice. Upon completion of the inspection, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of this Lease, excepting, however: (i) required work not actually completed by Landlord or which is otherwise deficient, and which is identified at the time of the inspection on a “punchlist” prepared by the construction representatives of Landlord and Tenant, or (ii) latent defects in such work which could not reasonably have been discovered at the time of the inspection provided that Tenant notifies Landlord in writing of such defects within one (1) year after the Commencement Date. Landlord shall complete the items of incomplete or deficient work set forth on such “punchlist” as hereinbefore described within forty-five (45) days, except for Long Lead Items as set forth herein.

(e)           Landlord’s work in constructing the Tenant Improvements shall be deemed to be “Substantially Completed” when: (i) the work to be performed by Landlord shown on the Tenant’s Plans has been completed except for minor or insubstantial details of construction, mechanical adjustments, or finishing touches like plastering or painting, which items shall not materially and adversely affect Tenant’s conduct of its ordinary business activities in the Demised Premises, and (ii) Tenant may lawfully occupy the Demised Premises for its ordinary business activities (except to the extent that such lawful occupancy is conditioned on remaining installations, work or improvements to be performed by Tenant). Notwithstanding the foregoing, in the event that Substantial Completion of the Tenant Improvements is delayed by reason of the acts or omissions of Tenant in respect of the reasons set forth in subparagraphs (i) through (iv) below (a “Tenant Delay”), then Tenant’s obligation to pay Rent hereunder shall not be affected or deferred on account of such delay and, for purposes of establishing the date of Substantial Completion hereunder, the date of Substantial Completion shall be deemed to occur on the date upon which the same would otherwise have occurred absent the Tenant Delay (taking into account any delays in Substantial

Completion that are not attributable to Tenant Delay) - it being understood and agreed, however, that, notwithstanding anything to the contrary contained herein, no Tenant Delay shall be deemed to have occurred hereunder unless and until Landlord shall have given written notice to Tenant of any such delay caused by the acts or omissions of Tenant and Tenant shall have failed to remedy the same within three (3) business days after its receipt of such notice:

(i)            Tenant’s failure to promptly make changes in the Tenant’s Plans required by any applicable governmental authority in connection with the approval thereof, or as required during construction due to as-built conditions; or

(ii)           Tenant Change Order(s); or

(iii)         delays, not caused by Landlord, in furnishing special items which are not readily available (“Long Lead Items”) or procuring specialized labor required for installation of Long Lead Items, provided that Tenant shall be notified of Landlord’s good faith estimate of the anticipated delay promptly after discovery thereof by Landlord, and shall be given an opportunity to specify alternative materials or requirements which are readily available; or

(iv)          the performance of any work or activity in the Demised Premises or Building by Tenant or any of its employees, agents or contractors (including, without limitation, the installation of Tenant’s furniture, cabling or equipment). Without limiting the foregoing, Tenant specifically acknowledges that the municipality’s issuance of a certificate of occupancy (or similar certificate) may be conditioned upon Tenant’s installation of its furniture, cabling or equipment or the completion of any other work or activity in the Demised Premises by Tenant or any of its employees, agents or contractors. In such event, if the municipal authority will not issue a certificate of occupancy (or similar certificate) or schedule an inspection of the Demised Premises due to Tenant’s failure to install such furniture, cabling or equipment or failure to complete such other work or activity, then the same shall constitute a Tenant Delay hereunder.

(f)            Following payment of the final invoice, Landlord shall furnish Tenant with a written statement setting forth the actual amount paid by Landlord in respect of the Total TI Costs; whereupon the information pertaining to the determination of such amount shall be subject to examination by Tenant, and Tenant shall have reasonable access to Landlord’s cost records relative thereto. In the event that such actual amount of the Total TI Costs is less than the Budgeted Total TI Costs amount described in subsection (b) above, Landlord shall be entitled to the benefit of the savings and Tenant shall not be entitled to any refund or credit against the Rent payable hereunder. In the event that, due to any Tenant Change Order(s) in respect of which Tenant shall have agreed in writing to pay to Landlord the associated increase in the cost of the Tenant Improvements in accordance with the provisions of subparagraph (c) above, such actual amount of the Total TI Costs is greater than the Budgeted Total TI Costs amount described in subsection (b) above, Tenant shall remit to Landlord, within thirty (30) days after Landlord shall have furnished the statement of the actual amount paid by Landlord in respect of the Total TI Costs as hereinbefore provided, payment in the amount of such excess in the actual amount of such Total TI Costs so thereby caused. Tenant shall also remit to Landlord, within thirty (30) days after Landlord shall have furnished the statement of the actual amount paid by Landlord in respect of the Total TI Costs as hereinbefore provided, payment in an amount equal to the lesser of (i) the Budgeted Tenant Extra Cost Item Costs or (ii) the actual amount paid by Landlord in respect of the Tenant Extra Cost Items.

4.             DELAY IN POSSESSION. Landlord currently anticipates that the Delivery Date will occur on or before the Estimated Delivery Date. Notwithstanding the foregoing, in the event that the Delivery Date does not occur by the date which is thirty (30) days after the Estimated Delivery Date (other than on account of a Tenant Delay), then Tenant shall be entitled, as its sole and exclusive remedy, to a rent credit equal to two (2) days Annual Base Rent for each day that the Delivery Date is delayed beyond such thirtieth (30th) day after the Estimated Delivery Date, which rent credit shall be applied against the payment(s) of Annual Base Rent first coming due after the expiration of the Free Rent Period. (By way of example, if the Delivery Date were not to occur until forty (40) days after the Estimated Delivery Date (other than by reason of a Tenant Delay as hereinbefore provided), then Tenant would be entitled to an aggregate credit equal of twenty (20) days Annual Base Rent; and, accordingly, would not be required to pay Annual Base Rent in respect of the first twenty (20) days following the expiration of the Free Rent Period.)

5.             RENT.

(a)           During the Term from and after the expiration of the Free Rent Period (and taking into account any credits due in respect thereof pursuant to Section 4 above), Tenant shall pay to Landlord the Annual Base Rent in the amounts set forth in Section 1(f) (Fundamental Lease Provisions) above. Such Annual Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month.

(b)           The term “Rent” as used in this Lease shall mean the Annual Base Rent, Tenant’s Share of Operating Expenses (as hereinafter defined), payments for any utilities which are to be made by Tenant to Landlord in accordance with the express provisions of this Lease and all other additional rent or other sums payable by Tenant to Landlord under any other express provision of this Lease. All Rent other than the Annual Base Rent is referred to herein as “Additional Rent”.

(c)           The first installment of Annual Base Rent shall be payable on the date (the “Rent Commencement Date”) next following the expiration of the Free Rent Period (subject, however, to the understanding that such date may be extended in order to take into account any credits due in respect thereof pursuant to Section 4 above). If the Rent Commencement Date shall be a day other than the first day of a calendar month, Annual Base Rent from such day until the first day of the following calendar month shall be prorated on a per diem basis for each day of such partial month.

(d)           All Rent due to Landlord hereunder shall be payable to Landlord c/o Landlord’s Property Manager at the Rent Payment Address specified in Section 1(r) (Fundamental Lease Provisions), or to such other party or at such other address as Landlord may designate, from time to time, by written notice to Tenant given not less than fifteen (15) days prior to the date upon which such change shall become effective, without demand (except to the extent demand or notice shall be expressly provided for herein) and without deduction or set-off (except to the extent that any of the same shall be provided under this Lease).

(e)           If Landlord, at any time or times, shall accept said Rent due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute or be construed as, a waiver of any of Landlord’s rights hereunder.

6.             INTENTIONALLY DELETED.

7.             PAYMENT OF INCREASES IN OPERATING EXPENSES.

(a)           For and with respect to each calendar year of the Term commencing with the 2007 calendar year (but, subject to the provision of Section 7(c)(vi) herein), Tenant shall pay to Landlord, as Additional Rent, an amount (“Tenant’s Share of Increases in Operating Expenses”) equal to the product obtained by multiplying Tenant’s Fraction by the amount by which Operating Expenses (as hereinafter defined) for such calendar year exceed the Operating Expenses for the Base Year (which Base Year amount shall be grossed up in similar manner to the example set forth in Exhibit “N” to cover the full 2006 calendar year and in no event shall be less than $4.00 per rentable square foot for the purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses (it being understood, however, that such limitation imposed hereunder shall be for sole purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses and in no event shall the same be deemed to limit the amounts which Landlord shall be required to expend in Operating Expenses in order to fulfill its obligations to manage, repair, maintain and insure the Building and Property in accordance with the provisions of this Lease)) (appropriately prorated for any partial calendar year at the end of the Term).

(b)           As used herein, the following terms shall have the meanings set forth below:

(i)            “Operating Expenses” shall mean, except as expressly limited by subparagraph (ii) below, the actual, necessary and reasonable out of pocket expenses incurred by or on behalf of Landlord in respect of the operation and management of the Property and shall include, without limitation: (1) labor costs, including wages, salaries and benefits and taxes imposed upon employers with respect to persons employed by Landlord or Landlord’s managing agent for rendering service in the operation, cleaning, maintenance, repair and replacement of the Property, whether paid directly by Landlord or reimbursed to contractors or other third parties; (2) costs for the operation, cleaning, maintenance, repair and replacement of the Property, including payments to contractors; (3) the cost of steam, electricity, gas, water and sewer and other utilities chargeable to the operation and maintenance of the Property; (4) cost of premiums and deductibles for insurance for the Property including fire and extended coverage, elevator, boiler, sprinkler leakage, water damage, public liability and property damage, environmental liability, plate glass, and rent protection; (5) supplies; (6) legal and accounting expenses directly related to the operations of the Building and Property; (7) Taxes (as hereinafter defined) and costs of obtaining any reductions thereof; (8) management fees (which fees shall not increase prior to December 31, 2008, and then shall not increase by more than 2% per annum from one year to the next) and expenses, including, without limitation, the fair rental value and costs associated with maintaining a management office at the Property; and (9) all other costs and expenses incurred by or on behalf of Landlord in connection with the repair, replacement, operation, maintenance, securing, insuring and policing of the Building and Property.

(ii)           Notwithstanding anything to the contrary contained herein, it is understood and agreed that the term “Operating Expenses” shall not include: (1) the cost of any item which, by standard accounting practice, should be capitalized, except that in lieu of capital expenses for repairs, replacements or enhancements to the Building or Property (including without limitation any upgrades for the purpose of reducing Operating Expenses or for the purpose of complying with applicable laws, codes and regulations), there shall be included within Operating Expenses for each calendar year, from and after the expenditure in question, the annual amortization of such expenditure over the useful life of the item(s) in question, as reasonably determined by Landlord and including an interest factor equal to the Prime Rate of interest (the “Prime Rate”) as published from time to time in The Wall Street Journal plus two percent (2%); (2) any charge for depreciation, interest on encumbrances or ground rents paid or incurred by Landlord; (3) commissions; (4) costs actually reimbursed by insurance proceeds; (5) costs of electricity, gas and any other utilities provided to tenant spaces (as opposed to Common Areas) in the Building to the extent Tenant is chargeable for the utility service in question pursuant to Section 8 below, (6) damage and repairs necessitated by the willful misconduct of Landlord or Landlord’s employees, contractors or agents; (7) executive salaries of Landlord (not including regional property leaders); (8) salaries of service personnel to the extent that such service personnel perform services not related to the management, operation, repair or maintenance of the Building or the Property; (9) Landlord’s general overhead expenses not related to the Building; (10) legal fees, accountants’ fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of any leases or defense of Landlord’s title to or interest in the Building or any part thereof; (11) costs, including permit, license and inspection fees, incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant space in the Building; (12) costs incurred due to violations by Landlord or any other tenant of the Building of the terms and conditions of any lease; (13) the costs of any service provided to other tenant(s) of the Building to the extent Landlord separately charges therefor, and the cost of any service provided to other tenant(s) of the Building but not to Tenant; (14) charitable or political donations by Landlord; (15) any cost or expense related to the testing, removal, transportation or storage of Hazardous Substances (as hereinafter defined) from the Building, other than periodic and routine testing; (16) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations; (17) costs associated with revenue-generating public parking areas of the Building where fees are charged for use of parking areas by the public and not by tenants of the Building; (18) costs incurred in advertising and marketing or leasing promotional activities for the Building; (19) costs incurred in enforcing leases against tenants, including legal fees; and (20) costs incurred in connection with making changes to the Property necessary in order to bring the same into compliance, including but not limited to ADA compliance, with laws which shall be in effect as of the Commencement Date (provided, however, repairs to such changes, or to normal wear and tear, and repair made necessary by a change in the law after the Commencement Date shall be included in Operating Expenses).

(iii)        “Taxes” shall mean all real estate taxes and assessments, general and special, ordinary or extraordinary, foreseen or unforeseen, imposed upon the Property or with respect to the ownership thereof. If, due to a future change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied or imposed in substitution in whole or in part for (or in lieu of) any tax which would otherwise be included within the term “Taxes” as defined herein, then the same shall be included in the term “Taxes.” If a special improvement shall hereafter be made for the sole benefit of Tenant which results in an increase in the taxable value of the Building (as opposed to general tenant improvements consistent with normal office use, but subject to the understanding that none of the improvements comprising the initial Tenant Improvements under this Lease shall be deemed special improvements for the purposes of this sentence), then any increase in Taxes attributable to such special improvement shall be the responsibility of Tenant. Notwithstanding anything to the contrary set forth herein, “Taxes” shall also include any and all payments, however designated, levied or imposed in substitution in whole or in part, or in lieu of, any tax which would otherwise be included within the term “Taxes” as defined herein. The foregoing payments shall include, but not be limited to, any payments made by any master lessor or master lessee of the Property and reimbursed directly or indirectly by Landlord, whether characterized as base rent, additional rent or otherwise. Notwithstanding anything to the contrary contained herein, in no event shall Taxes include (i) any gift, franchise, corporate transfer, succession, transfer, capital levy, gross receipts, corporation, stamp or payroll tax imposed upon Landlord, (ii) penalties imposed upon Landlord by reason of Landlord’s delinquent payment of any taxes or impositions, unless same are assessed by reason of Tenant’s failure to timely pay Tenant’s Share of Increases in Operating Expenses, (iii) any tax upon the sale, transfer and/or assignment of the title or estate of Landlord or (iv) any assessments for improvements to the Building or assessments for public streets, public sidewalks, sewers, water or other installations made at governmental expense before or in connection with the initial construction and development of the Building or any part thereof. Landlord shall cause the Property and Building to be maintained entirely within the two (2) current tax parcels or lots (which two (2) parcels or lots comprise only the Property and not any adjacent property thereto), and Landlord shall pay and discharge before delinquency all taxes which become due during the Term, except if Tenant fails to timely pay same. Taxes applicable to any fiscal tax year shall only include those amounts actually paid by Landlord to the appropriate governmental authorities in respect of the Property and Building for such fiscal tax year, with the benefit of any abatements, credits, rebates, refunds and the like which may be applicable to Landlord’s payment obligations to the appropriate taxing authorities to be applied before such “taxes” shall be determined for the purpose of calculating Tenant’s Share of Increases in Operating Expenses hereunder. If, by law, any taxes may, at the option of the taxpayer, be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), Landlord shall exercise such option to pay the same in installments and shall pay the installments as the same respectively become due and before any fine, penalty, interest or cost may be added for non payment thereof. Only installments becoming due during or applicable to the Term from and after January 1, 2007 shall be included in Taxes for computation of Tenant’s Share of increases in Operating Expenses, and any installments for a real estate fiscal tax year, a part of which is included within the Term and a part of which is applicable to a period of time before the Commencement Date or after the Expiration Date (or sooner date of expiration or termination), shall be apportioned on the basis of the number of days in the real estate fiscal tax year which are included in the Term for the purpose of computing Tenant’s Share of Increases in Operating Expenses. Landlord shall use its reasonable judgment in determining whether or not to contest or attempt to obtain a reduction in Taxes; provided, however, that, notwithstanding anything to the contrary contained herein, Landlord shall, upon the receipt of written notice from Tenant, have an obligation to contest, object to or litigate the levying or imposition of any Taxes and assessments, at no out of pocket cost to Landlord, and may thereafter settle, compromise, consent to, waive or otherwise reasonably determine to abandon any contest with respect to the amount of any Taxes with the prior written consent of Tenant, which shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord shall not be obligated to contest or object to the imposition of any Taxes if Landlord has previously settled the amount of Taxes to be imposed upon the Property, thereby preventing such appeal. If Landlord shall receive a refund of Taxes for any year after the Base Year, Tenant shall be entitled to its share of the portion of the refund applicable to an increase in said Taxes, after deducting from such refund that portion of the reasonable, actual and necessary out-of-pocket costs and expenses (including experts’ and attorneys’ fees) incurred by Landlord in obtaining such refund.

(c)           In determining Operating Expenses for any year, the following adjustments shall be made:

(i)            if less than ninety-five percent (95%) of the Building RSF shall have been occupied by tenants at any time during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which Landlord reasonably determines would normally be incurred had such occupancy been ninety-five percent (95%) throughout such year (subject, however, to the understanding that in no event shall such determination by Landlord result in Tenant’s Share of Increases in Operating Expenses exceeding the actual cost to Landlord of providing the services which were included in Operating Expenses for the period in question), and in such event Landlord shall furnish to Tenant such documentation as Tenant shall request in order to confirm that such adjustment has been made in such a manner so as to equitably reflect what such Operating Expenses would have been had the Building had such 95% occupancy level;

(ii)           if any tenant of the Building supplies itself with a service at any time during such year that Landlord would ordinarily supply without separately charging therefor, then Operating Expenses shall be deemed to include the cost that Landlord would have incurred had Landlord supplied such service to such tenant (subject, however, to the understanding that in no event shall such determination by Landlord result in Tenant’s Share of Increases in Operating Expenses exceeding the actual cost to Landlord of providing the services which were included in Operating Expenses for the period in question);

(iii)         intentionally deleted;

(iv)          if any Operating Expenses incurred for the Building and/or the Property consist of shared costs and expenses with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, cost sharing agreement, common area agreement, or otherwise, the shared costs and expenses shall be equitably allocated by Landlord between the Building and/or the Property (as applicable) and such other buildings or properties;

(v)            in the event the actual Operating Expenses for the Base Year (appropriately adjusted for a full calendar year) are ultimately determined to be less than $4.00 per rentable square foot, then, at Tenant’s option, within fifteen (15) days after the date of such determination, either Landlord shall reimburse Tenant for an amount equal to the difference between $4.00 per rentable square foot and the actual Operating Expenses for the Base Year or permit Tenant to off-set such amount from the next installments(s) of Annual Base Rent coming payable hereunder (provided, however, that, notwithstanding any such circumstance in which actual Operating Expenses for the Base Year are ultimately determined to be less than $4.00 per rentable square foot, the figure of $4.00 per rentable square foot shall continue to be utilized for the calculation of Tenant’s Share of Increases in Operating Expenses as provided in Section 7(a) above);

(vi)          in no event shall Tenant be responsible for any payment to Landlord in respect of Operating Expenses or any Tenant’s Share of Increases in Operating Expenses during the first (1st) Lease Year;

(vii)         for the calendar year 2007, the Operating Expenses shall not exceed five percent (5%) over the Operating Expenses for the Base Year for the purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses (it being understood, however, that such limitation imposed hereunder shall be for sole purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses and in no event shall the same be deemed to limit the amounts which Landlord shall be required to expend in Operating Expenses in order to fulfill its obligations to manage, repair, maintain and insure the

Building and Property in accordance with the provisions of this Lease); and

(viii)        commencing on January 1, 2008 and continuing for the balance of the Term, for the purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses, Controllable Operating Expenses (hereinafter defined) shall not increase, in the aggregate and on a cumulative basis, by more than five percent (5%) per annum over the amount of Controllable Operating Expenses payable by Tenant hereunder in respect of the immediately preceding calendar year (it being understood, however, that such limitation imposed hereunder shall be for sole purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses and in no event shall the same be deemed to limit the amounts which Landlord shall be required to expend in Controllable Operating Expenses in order to fulfill its obligations to manage, repair, maintain and insure the Building and Property in accordance with the provisions of this Lease). (By way of example, (i) if Controllable Operating Expenses for and in respect of the 2007 calendar year were to have been $2.50 per rentable square foot, then, for the purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses for the 2008 calendar year, Controllable Operating Expenses could not exceed $2.625 per rentable square foot; while (ii) if Tenant’s payments (as so limited pursuant to the provisions of clause “i” hereof, notwithstanding that actual Controllable Operating Expenses for the 2008 calendar year had been higher) in respect of Controllable Operating Expenses for and in respect of the 2008 calendar year were to have been $2.625 per rentable square foot, then, for the purpose of calculating Tenant’s required payment of Tenant’s Share of Increases in Operating Expenses for the 2009 calendar year, Controllable Operating Expenses could not exceed $2.75625 per rentable square foot.) As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses other than Taxes, insurance, snow removal costs and utility rate charges. The foregoing cap shall apply solely with respect to Controllable Operating Expenses and shall not apply with respect to any other Operating Expenses; and

(ix)          in the event as a result of the first (and only the first) reassessment of Taxes after the Commencement Date pertaining to the completion of construction of the Tenant Improvements, Taxes shall increase to an amount over $1.00 per rentable square foot per annum, then the $0.25 per rentable square foot per annum over $1.00 per rentable square foot per annum (to the extent Taxes equal such amount) shall be excluded from Operating Expenses.

(d)           Landlord shall furnish to Tenant at the commencement of the Term, or as soon thereafter as practicable, a statement of Landlord’s good faith estimate of Operating Expenses for the Base Year (which statement shall delineate which of the same shall constitute Controllable Operating Expenses). Not later than March 31, 2007, Landlord shall furnish to Tenant a statement prepared by Landlord or its accountants and certified as correct by Landlord of the actual Operating Expenses (including, without limitation, Controllable Operating Expenses) actually incurred for and in respect of the Base Year, together with a statement of Landlord’s good faith estimate of Operating Expenses for the 2007 calendar year and the amount of Tenant’s Share of Increases in Operating Expenses which shall be payable for the 2007 calendar year. Commencing with the 2008 calendar year and continuing for each subsequent calendar year during the Term, Landlord shall, not later than March 31 of each such calendar year, furnish to Tenant a statement (an “Expense Statement”) prepared by Landlord or its accountants and certified as correct by Landlord of the actual Operating Expenses (including, without limitation, Controllable Operating Expenses) actually incurred for and in respect of the immediately preceding calendar year, together with a statement of Landlord’s good faith estimate of Operating Expenses for the then-current calendar year and the amount of Tenant’s Share of Increases in Operating Expenses which shall be payable for such then-current calendar year (the “Estimated Share”). If Landlord from time to time determines that Landlord’s good faith estimate is incorrect due to the subsequent occurrence of unusual or unforeseen circumstances, Landlord shall have the right to provide Tenant with a revised statement of Landlord’s good faith estimate of Operating Expenses for the then-current year, in which event Tenant’s Estimated Share shall be adjusted accordingly; provided, however, that, notwithstanding the foregoing, in the event that Landlord shall seek to revise such estimate during any calendar year Landlord shall furnish Tenant with a written statement showing in reasonable detail the nature and amount of such unusual and unforeseen expenses (e.g., snow expenses) that shall have given rise to such revision.

(e)           Within thirty (30) days after Tenant receives an Expense Statement, Tenant shall pay to Landlord the difference, if positive, between the Tenant’s Share of Increases in Operating Expenses for such previous year and the actual payments made by Tenant on account of Tenant’s Share of Increases in Operating Expenses during such calendar year; or if the actual payments exceed Tenant’s Share of Increases in Operating Expenses for such previous year, Tenant shall receive a credit against the next payment(s) of Rent falling due (if the Lease shall have expired, Landlord shall refund such overpayment together with the submission of such Expense Statement to Tenant, which obligation shall survive the expiration or earlier termination of this Lease).

(f)            When requested by Tenant, Landlord will furnish to Tenant such additional information as may be reasonably necessary for the verification of any such Expense Statement theretofore submitted by Landlord (which information shall include, without limitation, true copies of Landlord’s bills for all expenses incurred in respect of Operating Expenses during the calendar year in question). Landlord shall maintain for a period of not less than three (3) years after the expiration of each calendar year of the Term complete and accurate books and records in respect of such Operating Expenses and shall permit the pertinent records to be examined by Tenant or its independent accountants. Unless Tenant, within one hundred eighty (180) days after any Expense Statement is furnished, shall give notice to Landlord that Tenant disputes the amount due in accordance with the foregoing provisions, specifying in detail the basis for such dispute, each Expense Statement furnished to Tenant by Landlord under this Section shall be conclusively binding upon Tenant as to the Operating Expenses and Tenant’s Share of Increases in Operating Expenses in respect thereof due from Tenant for the period represented thereby; provided, however, that, notwithstanding the foregoing, Tenant shall also have the right, upon the giving of prior written notice to Landlord at any time within one (1) year after receipt of any such Expense Statement, to examine and audit such books and records maintained by Landlord in respect of such Operating Expenses. In the event that Tenant timely disputes such Expense Statement and the dispute is not amicably resolved within thirty (30) days after Tenant’s notice of dispute, then either party may refer the dispute to an independent certified public accounting firm mutually acceptable to Landlord and Tenant, and the determination of such accounting firm shall be final, binding and conclusive on Landlord and Tenant. Tenant and Landlord agree to equally share the cost of such audit. In the event Landlord’s original determination of the actual Operating Expenses was in error by less than two percent (2%), Tenant will forfeit their right to audit Landlord’s books and records for a period of two (2) years, unless there is a material irregularity in Landlord’s calculation of Operating Expenses. If any dispute in connection with the amounts due in accordance with this Section is settled in Tenant’s favor, Landlord shall, within thirty (30) days after the notice of such determination, pay Tenant the amount of Tenant’s overpayment of Tenant’s Share of Increases in Operating Expenses. Any payment due from Tenant to Landlord on account of Tenant’s Share of Increases in Operating Expenses not yet determined as of the Expiration Date shall be made within thirty (30) days after submission to Tenant of the next Expense Statement, which obligation shall survive the expiration or earlier termination of this Lease. In connection with any dispute or any information from Landlord’s records obtained by Tenant with respect thereto, Tenant covenants that (x) it will hold the results of any investigation into Landlord’s records in confidence (provided, however, that Tenant may discuss the results of such investigation with its attorneys, accountants and other consultants and use the information obtained in the investigation to the extent required in any legal or other proceedings related thereto or as may be required by applicable law); and (y) it will cause any consultants retained by it to adhere to a similar covenant of confidentiality for the benefit of Landlord.

(g)           Beginning with the next installment of Annual Base Rent due after delivery of the statement of Tenant’s Estimated Share, Tenant shall pay to Landlord, on account of Tenant’s Share of Increases in Operating Expenses, one-twelfth (1/12) of the Estimated Share for the current calendar year multiplied by the number of full or partial calendar months elapsed during the current calendar year up to and including the month payment is made (less any amounts previously paid by Tenant on account of Tenant’s Share of Increases in Operating Expenses for such period). On the first day of each succeeding month up to the time Tenant shall receive a new statement of Tenant’s Estimated Share, Tenant shall pay to Landlord, on account of Tenant’s Share of Increases in Operating Expenses, one-twelfth (1/12) of the then current Estimated Share.

8.             UTILITIES FURNISHED TO DEMISED PREMISES.

(a)           Tenant shall pay for all utilities (including, without limitation, gas and electricity and, to the extent separately billable, HVAC service) that are furnished to or consumed within the Demised Premises, as such consumption shall be measured by separate meters for such utilities which shall be installed by Landlord as part of Tenant Improvements.

(b)           Tenant shall pay all utility bills within twenty (20) days after receipt by Tenant, either from Landlord or the billing authority. Notwithstanding anything to the contrary contained herein, it is understood and agreed that with respect to any such utility bills payable by Tenant to Landlord hereunder, the charges thereon shall be based upon the actual amounts payable by Landlord to the applicable utility provider in respect thereof without the imposition of any markup or surcharge by Landlord. Landlord shall have the right, to be exercised by written notice to Tenant and to the extent that the same may be lawfully done, to direct Tenant to contract directly with the utility provider supplying electricity and/or gas to the Building, in which event Tenant shall pay all charges therefor directly to the utility provider. Landlord shall at all times have the exclusive right to select the provider or providers of the utility service to the Demised Premises and the Property, and Landlord shall have the right of access to the Demised Premises from time to time to install or remove utility facilities, provided, however, in the event Tenant occupies at least 95% of the Building, Tenant shall have the right to select providers of utilities, in its sole discretion, so long as (i) such selection by Tenant shall not result in increases in the cost to any other tenant in the Building of obtaining such utilities over the cost that such other tenant had been paying from its then-existing provider, (ii) such provider so selected by Tenant shall be capable of providing such utilities in a manner reasonably consistent with that of the then-existing provider and (iii) any costs incurred in changing over from the then-existing provider to the new provider so selected by Tenant shall be borne by Tenant.

9.             SERVICES.

(a)           Landlord shall provide or cause to be provided the following services throughout the Term (the cost of which services shall be subject to reimbursement by Tenant as provided in Sections 7 and 8 above – it being understood, however, that, except as shall be otherwise expressly provided hereinafter in this Section, such costs shall be included in Operating Expenses and such reimbursement shall be only in the nature of Tenant’s obligation to reimburse Landlord for Tenant’s Share of Increases in Operating Expenses as provided in said Sections 7 and 8):

(i)            Provide water for drinking, lavatory and toilet purposes on the floor(s) on which the Demised Premises are located;

(ii)           Furnish heat, ventilation and air-conditioning (“HVAC Service”) to the Demised Premises for ordinary office purposes. No overtime surcharge shall be imposed since all utilities required for HVAC Service to the Demised Premises are separately metered and all consumption charges will be separately paid for by Tenant pursuant to Section 8 above.

(iii)         Furnish electricity to the Demised Premises in order to provide a consumption capacity of not less than an aggregate of thirteen (13) watts per square foot of floor space of the Demised Premises (such aggregate minimum thirteen (13) watts per square foot requirements having been determined on the basis of the sum of: five (5) watts per square foot for electrical receptacles, plus two (2) watts per square foot for lighting, plus five (5) watts per square foot for HVAC, plus an additional one (1) watt per square foot for miscellaneous expansion purposes. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, the capacity so provided pursuant to the provisions of the preceding sentence.

(iv)          Provide janitorial services in accordance with Landlord’s building standard janitorial specifications as set forth on Exhibit “D” attached hereto. Any and all additional or specialized janitorial service desired by Tenant (i.e., over and above the services specified in Exhibit “D” attached hereto) shall be contracted for by Tenant directly with a Vendor selected by Tenant and the cost and payment thereof shall be the sole responsibility of Tenant; and

(v)            Provide access to the Property, the Building and the Demised Premises twenty-four hours per day, seven days per week, subject to reasonable security measures as may be implemented by Landlord.

(b)           If Tenant requests permission to consume excess or supplemental electrical service, HVAC Service or other utility services (i.e., any of the same which shall be over and above those to be provided in accordance with the provisions of Section 9(a) above), Landlord may condition its consent upon conditions that Landlord reasonably determines based upon the adequacy of such service capacity at the Building, and in the event such consent is granted, all costs for such additional service, including, without limitation, required changes, replacements or additions to the existing facilities servicing the Demised Premises, shall be paid for by Tenant at Tenant’s sole cost and expense.

(c)           Tenant shall directly reimburse Landlord for any supplemental services requested by Tenant in writing from Landlord and supplied by Landlord, said reimbursement to be paid within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor. Notwithstanding the foregoing, Landlord shall have no obligation to provide any such supplemental services to Tenant. In the event Landlord elects not to provide such supplemental services, Tenant, at its sole cost and expense, shall have the right to contract for such services on its own.

(d)           It is understood that Landlord does not warrant that any of the services referred to in this Section will be free from interruption from causes beyond the reasonable control of Landlord. No interruption of service shall ever be deemed an eviction or disturbance of Tenant’s use and possession of the Demised Premises or any part thereof or render Landlord liable to Tenant for damages, permit Tenant to abate Rent or otherwise relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if any “Essential Service” (as hereinafter defined) which Landlord is required to provide to the Demised Premises pursuant to the terms of this Section is interrupted due to the negligence of Landlord, its agents or employees (a “Service Interruption”) and such Service Interruption causes Tenant to be unable to reasonably use all or a material portion of the Demised Premises (the “Affected Space”) for a period of three (3) or more days after written notice thereof from Tenant to Landlord (the “Interruption Notice”), then, the Annual Base Rent shall abate in the proportion that the rentable square footage of the Affected Space bears to the rentable square footage of the Demised Premises, which abatement shall commence on the fourth (4th) day following Landlord’s receipt of the Interruption Notice and expire the date that the Service Interruption is remedied. Notwithstanding the foregoing, in no event shall Tenant be entitled to abatement or any other remedy if the interruption of any Essential Service is caused by the negligence of Tenant, its agents or employees. Except as may be otherwise provided for in Sections 14 and 15 herein, in the event of any Service Interruption pursuant to which Tenant shall exercise its right to abate Annual Base Rent in accordance with the foregoing provisions of this Section, it is understood and agreed that Tenant shall not be entitled to pursue any other rights against Landlord (including, without limitation, any right to terminate this Lease or to claim an actual or constructive eviction or to bring an action for money damages) unless such Service Interruption shall have continued for fifteen (15) or more days. For purposes of this Section, an “Essential Service” shall mean the service provided by the HVAC systems, plumbing and waste disposal systems and electrical systems (to the extent supplied by Landlord). Nothing contained herein shall expand or limit Tenant’s right to abatement in the case of a fire or other casualty or condemnation as provided in the “Fire or Casualty” or “Condemnation” Sections of this Lease.

10.          CARE OF DEMISED PREMISES. Tenant agrees that it shall:

(a)           In its use of the Demised Premises comply at all times with any and all federal, state and local statutes, regulations, ordinances, and other requirements of any of the constituted public authorities relating to Tenant’s use, occupancy or alteration of the Demised Premises (and with the reasonable, commercially customary and non-discriminatory requirements of the insurers insuring the Building relating thereto). Notwithstanding the foregoing, with respect to any obligation of Tenant hereunder, Tenant shall have the right, upon giving prior written notice to Landlord, to contest any obligation imposed upon Tenant hereunder and to defer compliance during the pendency of such contest, provided that the failure of Tenant to so comply will not subject Landlord to prosecution, criminal penalty or, unless Tenant shall agree in writing to reimburse Landlord for same, any additional costs. Landlord shall cooperate with Tenant in any such contest, at no cost to Landlord, and shall execute, acknowledge and deliver any documents reasonably required in furtherance of such purpose. The provisions of this Section are not intended to impose on Tenant at any time any obligation to make changes or alterations to the Building or any obligation which under this Lease is an obligation of Landlord;

(b)           Maintain, repair and replace the interior, non-structural portions of the Demised Premises so as to keep same in safe, good order and repair, as and when needed, and commit no waste in the Demised Premises. The provisions of this Section are not intended to impose on Tenant at any time any obligation to make changes or alterations to the Building or any obligation which under this Lease is an obligation of Landlord and the provisions of this Section shall not apply in the case of damage or destruction by fire or other casualty or in the case of any taking; the obligations of the parties in such cases shall be as provided in other Sections of this Lease. Notwithstanding the foregoing, in the event any glass is broken by Tenant, its agents, employees or invitees, Landlord agrees to repair and replace the same, as necessary, at Tenant’s sole cost and expense;

(c)           Not overload, damage or deface the Demised Premises or do any act of an extra-hazardous nature which might make void or voidable any insurance on the Demised Premises or the Building or which may render an increased or extra premium payable for insurance over and above the premium which would otherwise have been payable absent such act by Tenant (and without prejudice to any right or remedy of Landlord regarding this subparagraph, Landlord shall have the right to collect from Tenant, within thirty (30) days after written demand (which demand shall be accompanied by a schedule or “make-up” prepared by the Fire Insurance Exchange or other body making such rates and setting forth the nature of such act and the specific amount of increase in premiums caused thereby), any such increase or extra premium resulting from such act by Tenant). Notwithstanding anything to the contrary contained herein, it is understood and agreed that Tenant’s use of the Demised Premises for the Permitted Use described in clause “i” of Section 1(t) shall not be deemed to comprise any such act; and it is further understood and agreed that if Landlord shall permit the use of any other portion of the Building for any use or purpose and by reason thereof the insurance rate applicable to Tenant’s property at the Demised Premises shall at any time be higher than it otherwise would be, then Landlord shall reimburse Tenant on demand (which demand shall be accompanied by a schedule or “make-up” prepared by the Fire Insurance Exchange or other body making such rates and setting forth the nature of such use and the specific amount of increase in premiums caused thereby) for the part of all insurance premiums which shall have been then or in the future charged as a result of such use or purpose and which Tenant shall have paid on account of increase in rate in its own policies of insurance;

(d)           Not make any alteration of or addition to the Demised Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, except for interior, non-structural alterations that do not exceed more than Two Dollars ($2.00) per rentable square feet of the Demised Premises in the aggregate. All alterations and additions performed in the Demised Premises by Tenant, whether or not requiring Landlord’s consent, shall be performed: (i) at Tenant’s sole cost and expense, (ii) by qualified contractors and subcontractors (Tenant shall submit the names of such contractors and subcontractors to Landlord prior to performing any alterations or additions), and (iii) in a good and workmanlike manner and in accordance with all applicable laws and ordinances. Upon completion of any alterations requiring Landlord’s consent hereunder, Tenant shall pay to Landlord an amount equal to the lesser of (i) five percent (5%) of the total cost of such alterations, or (ii) Landlord’s construction manager’s fee in reviewing and inspecting such alterations (such construction manager’s rate is $100.00 per hour), to reimburse Landlord for review of all plans and specifications and final inspection of the work. All alterations to the Demised Premises by Tenant shall be the property of Tenant until the expiration or earlier termination of this Lease.  Upon the expiration or earlier termination of this Lease, all such alterations shall remain at the Demised Premises and become the property of Landlord without payment by Landlord therefor; provided, however, that movable furniture and furnishings and other trade fixtures of Tenant (including, without limitation, all signs, displays, decorations, track lighting and other specialized lighting fixtures), shall, regardless of the manner or mode of attachment, remain the property of Tenant and may be removed by Tenant at any time. Tenant shall procure all necessary permits or licenses from the appropriate governmental authorities which may be expressly required in connection with the prosecution of any such alterations and additions by Tenant and Landlord agrees to cooperate with Tenant, at no additional cost to Landlord, in respect of such procurement and in furtherance thereof shall promptly execute, or join with Tenant in the execution of, any applications for such permits or licenses in connection with such procurement, at no additional cost to Landlord. Notwithstanding the foregoing, if Landlord advises Tenant in writing at the time Landlord approves any alteration requiring Landlord approval (or, if not requiring Landlord’s approval, upon Tenant’s written request prior to making any such alteration) that Landlord will require such alterations to be removed at the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, remove such alterations and repair any resulting damage. Notwithstanding anything to the contrary herein, Tenant shall not be obligated to remove any paint or carpet from the Demised Premises;

(e)           Not install any equipment of any kind whatsoever which will materially adversely affect any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other systems serving the Demised Premises or any other portion of the Building, or any of the services required of Landlord under this Lease, without the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and in the event such approval is granted, the reasonable and actual cost of any replacements, changes or additions shall be paid for by Tenant at Tenant’s sole cost and expense. Notwithstanding anything to the contrary contained herein, Landlord hereby consents to the installation by Tenant upon the Demised Premises of a kiln and mold making machine for Tenant’s use in connection with its product development activities and agrees that such installation shall not be deemed to require any replacements, changes or additions to such systems as are described in this Section and that such installation shall not require the payment by Tenant to Landlord for any additional costs hereunder. Notwithstanding the foregoing, Landlord, at Landlord’s option, shall have the right to require that the kiln and mold making machine be removed upon the expiration or earlier termination of the Lease by providing written notice thereof to Tenant, in which event Tenant, at Tenant’s sole cost and expense, shall remove such alterations and repair any resulting damage;

(f)            Subject to Section 38 hereof, not place signs on the Demised Premises except for (i) signs located entirely within the Demised Premises and which are not visible from the exterior of the Demised Premises, (ii) signs on doors provided that the lettering and text are approved by Landlord; and (iii) signs in the lobby and elevator areas.

(g)           Not install or authorize the installation of any coin operated vending machine, except for the dispensing of snacks, coffee, and similar items to the employees of Tenant for consumption in the cafeteria and the Demised Premises; and

(h)           Provided that the same shall be uniformly imposed upon, and non-discriminatorily enforced against, all tenants and occupants of the Building, observe the rules and regulations annexed hereto as Exhibit “C”, as Landlord may from time to time amend the same, for the general safety, comfort and convenience of Landlord, occupants and tenants of the Building; provided, however, that any such amendments shall likewise be uniformly imposed upon, and non-discriminatorily enforced against, all tenants and occupants of the Building (and written notice thereof shall be given to Tenant by Landlord in each instance at least thirty (30) days prior to the date upon which any of same shall be scheduled to take effect) and provided further that no such amendments shall interfere with Tenant’s operation of its business upon the Demised Premises nor serve to increase the obligations, or limit the rights, of Tenant under this Lease.

11.          MECHANICS’ LIENS. Prior to Tenant performing any alterations to the Demised Premises for which a lien could be filed against the Demised Premises or the Building, Tenant shall have its contractor execute and file in the appropriate public office a Waiver of Mechanics’ Lien, in statutory form and provide Landlord with an original copy thereof. If any mechanic’s lien shall be filed against the Demised Premises or the Building by reason of Tenant’s failure to pay for any materials or labor furnished to the Demised Premises on Tenant’s behalf (except for work contracted for by Landlord) Tenant shall, within thirty (30) days after receipt of notice from Landlord of the filing thereof, discharge (by bond, payment or otherwise) such mechanics’ lien and shall indemnify and hold harmless Landlord from any and all claims, costs, damages, loss, liabilities and expenses (including, without limitation, reasonable attorney’s fees) incurred by Landlord in connection with any failure by Tenant to discharge the same as aforesaid.

12.          REPAIRS AND MAINTENANCE. Landlord shall keep and maintain the Common Areas of the Building clean and in good working order and shall maintain the Building and Property in first-class condition at all times during the Term. Landlord shall further make, or cause to be made, all necessary repairs to the structure and exterior of the Building, as well as to the mechanical, HVAC, electrical and plumbing systems servicing Building (including, without limitation, all portions of such systems as are located within and/or exclusively serve the Demised Premises). Landlord shall also keep and maintain in good and tenantable condition and repair and replace, as necessary, (i) the roof, roof drainage systems, exterior walls, foundations, floor (except floor coverings), (ii) all structural components of the Demised Premises and the Building, (iii) all windows within, and/or comprising, the exterior walls of the Demised Premises and/or within, and/or comprising, the walls separating the Demised Premises from any Common Areas and (iv) all doors providing access to the Demised Premises from any Common Areas. Landlord shall, at its sole cost and expense (and not to be included in Operating Expenses), further make or cause to be made any other repairs and changes required to the Demised Premises and said Building by reason of any breach by Landlord of any provision of this Lease or by reason of the negligence or fault of Landlord or its servants, agents or employees. Landlord shall maintain and repair all sewer facilities and other utility facilities outside the Demised Premises servicing the Demised Premises. Landlord shall cause all repairs and changes to be made without unreasonable interference with the operation of the Building or the business of Tenant or any subtenant or licensee of Tenant. When used herein, the term “repair” shall be deemed to include restoration and replacement as may be necessary to achieve or maintain good working order. The cost of the foregoing maintenance and repairs shall be included in Operating Expenses, except to the extent expressly excluded therefrom pursuant to any provision of this Lease (including, without limitation, the provisions of this Section and of Section 7). Notwithstanding the foregoing, all repairs made necessary by the negligent acts or willful misconduct of Tenant, its agents, employees or invitees or by reason of damage caused by Tenant, its agents, employees or contractors, to the Demised Premises or other portions of the Building in connection with Tenant’s, its agents’, employees’ or contractors’ construction of any alterations, shall be made at the sole cost and expense of Tenant. The provisions of this Section shall not apply in the case of damage or destruction by fire or other casualty or in the case of any taking; the obligations of the parties in such cases shall be as provided in other Sections of this Lease.

13.         SUBLETTING AND ASSIGNING.

(a)           Except as otherwise provided in this Lease, Tenant shall not assign this Lease, or sublet all or any portion of the Demised Premises, whether voluntarily or by operation of law, without first obtaining Landlord’s prior written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed. Tenant acknowledges that, without in any way limiting the foregoing, Landlord shall have the right to withhold its consent if, by way of example and not limitation, the financial responsibility of a proposed assignee or subtenant (as compared to Tenant or other tenants of the Building as applicable to the comparable financial obligation then being undertaken by such assignee or subtenant in comparison to the Tenant or such other tenants and taking into account the then-current combined financial responsibility of such assignee or subtenant and Tenant) is unsatisfactory to Landlord, if such subtenant’s or assignee’s business is not for the Permitted Use or would significantly increase the density of personnel use, if the proposed sublease or assignment is to a tenant of the Building or to a prospect with whom Landlord is then actively negotiating or has been engaged in active negotiations with during the immediately preceding six (6) month period, or if Tenant is in default beyond the cure period in the payment or performance of any of its material obligations hereunder. In addition, Tenant shall not mortgage, pledge or hypothecate this Lease. Any assignment, sublease, mortgage, pledge or hypothecation in violation of this Section shall be void at the option of Landlord and shall constitute a default hereunder without the opportunity for notice or cure by Tenant.

(b)           A transfer or sale by Tenant of a majority of the voting shares, partnership interests or other controlling interests in Tenant shall be deemed an assignment of this Lease by Tenant requiring Landlord’s prior written consent pursuant to subparagraph (a) above. Notwithstanding the foregoing, so long as Tenant is not in default under this Lease beyond the applicable cure period, upon thirty (30) days prior written notice to Landlord, Tenant shall have the right, without Landlord’s consent, to sublet all or a portion of the Demised Premises or to assign this Lease to any entity which is an Affiliate (as hereinafter defined) of Tenant so long as the Affiliate has a net worth (excluding intangibles) equal to or greater than the net worth (excluding intangibles) of Tenant as of the date of this Lease or as of the date of the transfer, whichever is greater; provided, however, that there shall be no such net worth requirement or condition applicable to the sublease to any Affiliate of Tenant of premises comprising less than 65,000 rentable square feet. As used herein, “Affiliate” shall mean any entity (x) that directly owns more than fifty percent (50%) of the voting shares, partnership interests or other controlling interests in Tenant, or (y) in which Tenant owns such controlling interests, or (z) with which Tenant is in common control by virtue of the ownership of such controlling interests by another person or entity.

(c)           Notwithstanding the foregoing, any such subletting or assignment (whether or not requiring Landlord’s consent) shall not in any way relieve or release Tenant from liability for the payment and performance of all obligations under this Lease (including, if applicable, obligations relating to any extension of the Term for any Renewal Term as expressly provided in Section 34 hereinafter), and Tenant shall remain primarily liable to Landlord for all such obligations without release or limitation by reason of any modification or amendment to this Lease entered into by Landlord and any assignee of Tenant (provided, however, that, notwithstanding anything to the contrary contained herein, it is understood and agreed that, unless Tenant shall have otherwise expressly agreed in writing with Landlord, in no event shall Tenant be liable for any aspect of any such modification or amendment entered into by Landlord and any such assignee which shall not be a parent, subsidiary, or affiliated company of the original Tenant under this Lease which shall increase the obligations of “Tenant” hereunder). Furthermore, no assignment will be valid unless the assignee shall execute and deliver to Landlord an assignment and assumption agreement in the form attached hereto as Exhibit “L”, which shall include an assumption by the assignee of all of the obligations of Tenant and the assignee’s ratification of and agreement to be bound by all the provisions of this Lease; and no subletting will be valid unless Tenant and the subtenant have executed and delivered to Landlord a sublease agreement pursuant to which such subtenant agrees that the sublease shall be subject to all of the terms and conditions of this Lease, as the same shall be applicable to such subtenant’s use and occupancy of the subleased premises.

(d)           In the case of a sublease to other than any parent, subsidiary, or affiliated company of Tenant, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of the amount by which all subrents or other sums or economic consideration received by Tenant (after deducting the aggregate amount of all reasonable costs and expenses incurred by Tenant in the making of such sublease (including, without limitation, brokerage commissions, attorneys’ and other professionals’ fees and disbursements, construction and alteration costs, and free and/or reduced rent periods)), whether denominated as rentals or otherwise, shall exceed the corresponding monthly sums which Tenant is required to pay under this Lease. In the case of an assignment to other than any parent, subsidiary, or affiliated company of Tenant or other than any surviving company in a merger or consolidation involving Tenant, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of all sums or economic consideration received by Tenant for the assignment (after deducting the aggregate amount of all reasonable costs and expenses incurred by Tenant in the making of such assignment (including, without limitation, brokerage commissions, attorneys’ and other professionals’ fees and disbursements, construction and alteration costs, and free and/or reduced rent periods), whether denominated as rentals or otherwise.

(e)           When Tenant requests Landlord’s required consent to an assignment or sublease as hereinbefore provided, it shall notify Landlord in writing of (i) the name and address of the proposed assignee or subtenant; (ii) the nature and character of the business of the proposed assignee or subtenant; (iii) financial information including financial statements of the proposed assignee or subtenant; (iv) the rental rate and material monetary terms, such as rent concessions, work, or work allowance, at which Tenant intends to sublet any of the Demised Premises or assign this Lease, the proposed effective date of the sublet or assignment and, in the case of a sublet, the portion of the Demised Premises sought to be sublet and the length of the sublet, and (v) a copy of the proposed sublet or assignment documentation.

(f)            Intentionally deleted.

(g)           No subletting, occupancy or collection of rent with respect to a subtenant or assignee pursuant to which Landlord’s consent shall be required hereunder shall be deemed the acceptance of the subtenant or occupant as tenant under this Lease unless otherwise consented to by Landlord. The consent by Landlord to an assignment or subletting where such Landlord consent is required shall not in any respect be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting where such consent shall be expressly required under this Lease.

(h)           Tenant shall pay to Landlord, promptly upon demand therefor, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Landlord in connection with any request by Tenant for Landlord’s consent to an assignment of this Lease or sublease of all or any part of the Demised Premises where such consent shall be expressly required under this Lease; provided, however, that in no event shall the amount of any such required reimbursement hereunder exceed $500.00.

14.          FIRE OR CASUALTY. In the event that the whole or any part of the Building or the Demised Premises or any other improvements upon the Property is damaged or destroyed by fire or other casualty, Landlord shall, at Landlord’s sole cost and expense, promptly commence, and thereafter prosecute the completion thereof with all due diligence, the repair, restoration and rebuilding of the portion(s) of the Building or the Demised Premises or other improvements so damaged or destroyed to as nearly as practicable their condition immediately prior to the occurrence of such damage or destruction. Notwithstanding anything to the contrary contained in this Section 14, in the event that (i) the Demised Premises shall be damaged by fire or other casualty to the extent of twenty-five percent (25%) or more of the full replacement cost thereof during the last eighteen (18) months of the Lease Term, or (ii) the Demised Premises and/or the Building shall be damaged by fire or other casualty to the extent of fifty percent (50%) or more of the full replacement cost thereof and more than one hundred eighty (180) days shall be reasonably anticipated to be required in order to fully complete the reconstruction thereof, or (iii) notwithstanding the extent of any such damage to the Demised Premises and/or said Building, if Landlord’s reconstruction is not completed within one hundred eighty (180) days after the date of such damage, Tenant shall have the option to terminate this Lease on written notice to Landlord of exercise thereof within thirty (30) days after (x) the date of occurrence of such damage or (y) the expiration of the aforesaid one hundred eighty (180) day period for the completion of such restoration by Landlord, whichever shall be applicable. To the extent and for the time that the Demised Premises are rendered untenantable on account of fire or other casualty, the Rent shall proportionately abate according to the part of the Demised Premises which is usable by Tenant for its normal business operations (with usability to be determined by the extent, if any, that Tenant, in its reasonable judgment, shall deem it infeasible to conduct its business upon the Demised Premises as a result of any such damage and/or repair and reconstruction to the Demised Premises and/or said Building) commencing from the date of damage or destruction and continuing during the period of repair and reconstruction; provided, however, that in the event that the Demised Premises shall have been rendered wholly untenantable by reason of any such damage and/or reconstruction to the Demised Premises and/or said Building, such abatement shall continue until the earlier to occur of (i) the thirty-first day after Landlord shall have completed its reconstruction as aforesaid or (ii) the date upon which Tenant shall first resume its normal business operations at the Demised Premises. Notwithstanding anything to the contrary contained herein, if any mortgagee, having the right to do so, shall direct that the insurance proceeds are to be applied to reduce the mortgage debt rather than to the repair of such damage, this Lease shall, at the option of Landlord (which option shall be exercised by Landlord by the giving of written notice thereof to Tenant within thirty (30) days after Landlord’s receipt of such direction from such mortgagee), be terminated effective as of the date of casualty.

15.          EMINENT DOMAIN. If the whole or substantially all of the Building is taken or condemned for a public or quasi-public use under any statute or by right of eminent domain by any competent authority or sold in lieu of such taking or condemnation, this Lease shall automatically terminate on the date that the right to possession shall vest in the condemning authority (the “Taking Date”), with Rent being adjusted to said Taking Date, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. Tenant shall have no claim against Landlord and no claim or right to any portion of any amount that may be awarded as damages or paid as a result of any taking, condemnation or purchase in lieu thereof; all rights of Tenant thereto are hereby assigned by Tenant to Landlord, except that, notwithstanding the foregoing, Tenant shall retain the right to receive compensation or damages for its fixtures and personal property and for moving expenses, the expense of removal of Tenant’s trade fixtures and other personal property, loss of good will, and awards for Tenant’s interruption or dislocation of business in the Demised Premises, remodeling expenses; provided that any such claim by Tenant with respect to the depreciated book value of any such leasehold improvements shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation. If any part of the Demised Premises is so taken or condemned and this Lease is not terminated in accordance with the foregoing provisions of this Section, this Lease shall automatically terminate as to the portion of the Demised Premises so taken or condemned, as of the Taking Date, and this Lease shall continue in full force as to the remainder of the Demised Premises, with Rent abating only to the extent of the Demised Premises so taken or condemned; provided, however, that if the remaining portion of the Demised Premises is no longer suitable for the Permitted Use, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty (30) days after the Taking Date.

16.          INSOLVENCY. (a) The appointment of a receiver or trustee to take possession of all or substantially all of the assets of Tenant, or (b) an assignment by Tenant for the benefit of creditors, or (c) the institution by or against Tenant of any proceedings for bankruptcy or reorganization under any state or federal law (unless the same shall be dismissed within ninety (90) days after institution), or (d) any execution issued against all or substantially all of the assets of Tenant which is not stayed or discharged within thirty (30) days after issuance thereof, shall constitute a breach of this Lease by Tenant. Landlord in the event of such a breach, shall have, without need of further notice, the rights enumerated in Section 17 herein, except that Landlord shall not have the right to the Accelerated Rent Component pursuant to Section 17(a)(i) so long as all of the other obligations of Tenant (including, without limitation, the obligation to pay Rent) are being performed by Tenant or anyone claiming through or under Tenant.

17.          DEFAULT.

(a)           It shall be deemed that an “Event of Default” shall have occurred if (i) Tenant shall fail to pay Rent hereunder when due and such failure continues for more than ten (10) days after written notice of such failure from Landlord to Tenant (provided, however, that Landlord shall not be required to provide written notice to Tenant more than two times during any twelve month period), or (ii) any of the events specified in Section 16 occur; or (iii) Tenant vacates or abandons the Demised Premises during the Term hereof [provided, however, Tenant’s abandoning of the Demised Premises shall not constitute an “Event of Default” hereunder if (x) Tenant pays to Landlord promptly upon demand any and all reasonable costs incurred by Landlord as a result of said action, including, but not limited to, increase in security costs and increase in insurance premiums, and (y) Tenant deposits in escrow or provides Landlord with an unconditional letter of credit (in a form and substance satisfactory to Landlord) in an amount equal to the sum of the Annual Base Rent which otherwise would have been payable for the six (6) months after the date that Tenant abandons the Demised Premises (such amount may be drawn against if Tenant fails to pay Rent in accordance with the terms of this Lease); notwithstanding the foregoing, if Tenant defaults in the payment of Rent during the period that Tenant has abandoned the Demised Premises, Landlord, regardless of whether or not such default has been cured, shall be immediately entitled to pursue any and all remedies provided for herein and retain all proceeds for the letter of credit (provided that such proceeds are applied to the amount of Tenant’s defaults in the payment Rent then due or to become due)]; or (iv) Tenant sublets the Demised Premises or assigns this Lease in any circumstance where such sublease or assignment shall violate the provisions of Section 13 hereof; or (v) Tenant fails to maintain the insurance required pursuant to Section 19 hereof and such failure continues for more than five (5) days after written notice thereof from Landlord; or (vi) Tenant fails to perform or observe any of the other covenants, terms or conditions contained in this Lease and such failure continues for more than thirty (30) days after written notice thereof from Landlord (or such longer period as is reasonably required to correct any such default, provided Tenant commences to effectuate a cure within thirty (30) days after written notice thereof by Landlord and thereafter diligently continues the prosecution thereof); then and in any of said cases and during the continuance of any such Event of Default, Landlord shall have the right, at Landlord’s sole option (and notwithstanding any former breach of covenant or waiver thereof in a former instance), to serve upon Tenant a notice of Landlord’s intention to exercise its rights and remedies as hereinafter provided in this Section at the expiration of five (5) days after the date of the giving of such notice, and upon the expiration of said five (5) day period, if Tenant shall have failed to cure such Event of Default (unless such Event of Default is of such a character that rectification thereof reasonably requires more than said five (5) day period and Tenant shall have commenced to cure said Event of Default within said five (5) day period and is continuing to diligently prosecute such cure to completion), then Landlord, in addition to all other rights and remedies available to it by law or equity or by any other provisions hereof, may at any time thereafter:

(i)            declare to be immediately due and payable, a sum equal to the Accelerated Rent Component (as hereinafter defined), and Tenant shall remain liable to Landlord as hereinafter provided;

(ii)           terminate this Lease upon written notice to Tenant and, on the date specified in said notice, this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Demised Premises to Landlord in the condition elsewhere herein required, and Tenant shall remain liable to Landlord as hereinafter provided; and/or

(iii)         enter upon and repossess the Demised Premises, by force, summary proceedings, ejectment or otherwise, and dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises, without being liable to Tenant for prosecution or damages therefor, and Tenant shall remain liable to Landlord as hereinafter provided.

(b)           For purposes herein, the Accelerated Rent Component shall mean the aggregate of:

(i)            all Rent and other charges, payments, costs and expenses due from Tenant to Landlord and in arrears at the time of the election of Landlord to recover the Accelerated Rent Component;

(ii)           the Annual Base Rent reserved for the then entire unexpired balance of the Term (taken without regard to any early termination of the Term by virtue of any default or any early termination rights set forth herein), plus all other charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of the Term which shall be capable of precise determination at the time of Landlord’s election to recover the Accelerated Rent Component, discounted to then present value at the Prime Rate (as defined in Section 7(b)(ii)); and

(iii)         Landlord’s good faith estimate of all charges, payments, costs and expenses herein agreed to be paid by Tenant up to the end of the Term which shall not be capable of precise determination as aforesaid, discounted to then present value at the Prime Rate (and for such purposes no estimate of any component of the Additional Rent to accrue pursuant to the provisions of Sections 7 and Section 8 hereof shall be less than the amount which would be due if each such component continued at the highest monthly rate or amount in effect during the twelve (12) months immediately preceding the default).

(c)           In the event that Landlord shall, after default or breach by Tenant, recover the Accelerated Rent Component and/or retake possession of the Demised Premises, then Landlord agrees to use reasonable efforts to relet the Demised Premises; provided, however, in no event shall Landlord be required to (i) lease the Demised Premises over other available space in the Building, (ii) accept a below-market rental rate for the Demised Premises, (iii) accept any tenant whose creditworthiness is unsatisfactory to Landlord, in its sole discretion, reasonably exercised, or (iv) accept any tenant whose business is not compatible with the other tenants of the Building, as determined by Landlord in its sole discretion, reasonably exercised. For the purpose of such reletting, Landlord may decorate or make reasonable repairs, changes, alterations or additions to the Demised Premises to the extent deemed desirable or convenient by Landlord. All reasonable and commercially customary costs of reletting, including, without limitation, the cost of such repairs, changes, alterations and additions, brokerage commissions and reasonable legal fees, shall be charged to and be payable by Tenant as Additional Rent hereunder for the purpose of calculating Landlord’s damages arising from such termination. Any sums collected by Landlord from any new tenant shall be credited against the balance of the Annual Base Rent and Additional Rent due hereunder as aforesaid.

(d)           Tenant shall, with respect to all periods of time up to and including the expiration of the Term of this Lease (or what would have been the expiration date in the absence of default or breach) remain liable to Landlord as follows:

(i)            In the event of termination of this Lease on account of an Event of Default pursuant to the provisions of Section 17(b) above, Tenant shall remain liable to Landlord for damages equal to the Rent payable under this Lease by Tenant as if this Lease were still in effect, less the net proceeds of any reletting after deducting all reasonable and commercially customary costs incident thereto (including without limitation all repossession costs, brokerage and management commissions, operating and reasonable legal expenses and fees, alteration costs and expenses of preparation for reletting) and to the extent such damages shall not have been recovered by Landlord by virtue of payment by Tenant of the Accelerated Rent Component (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent

Component), such damages shall be payable to Landlord, at Landlord’s option, monthly upon presentation to Tenant of a bill for the amount due or at such other intervals or times as Landlord shall determine.

(ii)           In the event and so long as this Lease shall not have been terminated after default or breach by Tenant, the rent and all other charges payable under this Lease shall be reduced by the net proceeds of any reletting by Landlord (after deducting all costs incident thereto as above set forth) and by any portion of the Accelerated Rent Component paid by Tenant to Landlord (but without prejudice to the right of Landlord to demand and receive the Accelerated Rent Component), and any amount due to Landlord shall be payable monthly, at Landlord’s option, upon presentation to Tenant of a bill for the amount due, or at such other intervals or times as Landlord shall determine.

(e)           If Landlord shall, after default or breach by Tenant, recover the Accelerated Rent Component from Tenant and it shall be determined at the expiration of the term of this Lease (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of rent and other charges accrued in favor of Landlord to the end of the term, Landlord shall refund such excess to Tenant (but not an amount more than the rent and additional rent paid by Tenant for any particular period of time), without interest, promptly after such determination.

(f)            Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain as damages incident to a termination of or default under this Lease, in any bankruptcy, reorganization or other court proceedings, the maximum amount allowed by any statute or rule of law in effect when such damages are to be proved.

(g)           Provided Landlord uses commercially reasonable efforts to mitigate damages subject to subsection (c) above, Landlord shall in no event be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any Rent due upon a reletting.

(h)           Tenant shall pay upon demand all of Landlord’s reasonable and actual out-of-pocket costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

(i)           AFTER A DEFAULT OR THE EXPIRATION OF THE TERM, FOR THE SOLE AND EXPRESS PURPOSE OF OBTAINING POSSESSION OF THE DEMISED PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND

CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE DEMISED PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE DEMISED PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE DEMISED PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID DEMISED PREMISES FOR SUCH SUBSEQUENT DEFAULT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE DEMISED PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR RENT OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

(j)            Intentionally Deleted.

(k)           Intentionally Deleted.

(l)            If Rent or any other sum due from Tenant to Landlord shall be overdue for more than ten (10) days after written notice from Landlord to Tenant (provided, however, that Landlord shall not be required to provide written notice to Tenant more than two times during any twelve month period), it shall thereafter bear interest at the rate of ten percent (10%) per annum until paid.

(m)          All remedies available to Landlord hereunder and at law and in equity shall be cumulative and concurrent. No termination of this Lease pursuant to the provisions of this Section 17 nor taking or recovering possession of the Demised Premises after any such termination shall deprive Landlord of any remedies or actions against Tenant as are expressly permitted under this Section 17 for Rent, for charges or for damages for the breach of any covenant, agreement or condition herein contained, nor, after any such termination, shall the bringing of any such action for Rent, charges or breach of covenant, agreement or condition, nor the resort to any other remedy or right for the recovery of Rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Demised Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election to terminate is given by Landlord to Tenant.

(n)           No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy allowed for the violation of such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease pursuant to the provisions of Section 17 shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Demised Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. The receipt by Landlord of a lesser amount than the Annual Base Rent or any Additional Rent due shall not be construed to be other than a payment on account of the Annual Base Rent or Additional Rent then due, and any statement on Tenant’s check or any letter accompanying Tenant’s check to the contrary shall not be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Annual Base Rent or Additional Rent due or to pursue any other remedies provided in this Lease or otherwise.

18.          LANDLORD’S RIGHT TO CURE. Landlord may (but shall not be obligated), on thirty (30) days notice to Tenant (except that only reasonable notice based on the circumstances need be given in case of emergency, or in the event a default by Tenant causes a default under any other agreement to which Landlord is a party) cure on behalf of Tenant any default hereunder by Tenant, and the reasonable and actual out-of-pocket cost of such cure (including any reasonable attorney’s fees incurred) shall be deemed Additional Rent payable upon demand.

19.          INSURANCE.

(a)           Tenant shall at all times during the Term, including any renewal or extension thereof, at Tenant’s sole cost and expense, maintain in full force and effect with respect to the Demised Premises and Tenant’s use thereof from responsible insurance companies licensed in the Commonwealth of Pennsylvania, the following insurance coverages:

(i)            commercial general liability insurance, covering injury to person and property in amounts at least equal to Five Million Dollars ($5,000,000) per occurrence and annual aggregate limit for bodily injury and Five Million Dollars ($5,000,000) per occurrence and annual aggregate limit for property damage. All such commercial general liability insurance policies shall name Landlord, the Property Manager and at Landlord’s request any institutional first mortgagee of the Property as additional insureds. The commercial general liability policy shall include a General Aggregate Limit per Location as per Tenant’s standard policy;

(ii)         All risk of physical loss insurance with extended coverage (also referred to as property insurance), including Boiler & Machinery Insurance which shall in no event be less than the 100% replacement value of the machinery, equipment, furniture, trade fixtures and other personal property of Tenant located at the Demised Premises, with a replacement cost coverage endorsement and agreed value endorsement and business interruption and extra expense coverage. Should the Boiler & Machinery Insurance be placed with a carrier other than the Property insurer, then both the Property and Boiler & Machinery Insurance shall be endorsed with a Joint Loss Agreement Endorsement;

(iii)        Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working at the Demised Premises including employer’s liability limits of $1,000,000; and

(iv)         Automobile liability insurance with minimum limits of $1,000,000 combined single limit, each occurrence.

(b)          Tenant shall deliver to Landlord certificates of such insurance at or prior to the Commencement Date, and shall deliver to Landlord certificates evidencing renewals thereof at least ten (10) days prior to expiration. All such policies and certificates shall provide that such insurance coverage may not be cancelled or the limits thereof reduced below the required minimum limit hereinbefore set forth unless Landlord, the Property Manager and any mortgagee named as an additional insured as aforesaid are given at least thirty (30) days prior written notice of the same.

(c)          Landlord shall obtain and keep in force during the Term of this Lease a policy or policies of property insurance covering the improvements which comprise the Demised Premises and the Building, in an amount of one hundred percent (100%) of full replacement cost (exclusive of the cost of excavations, foundations and footings) providing protection against any peril generally included in the classification “all risk” (including, without limitation, protection against loss or damage from the following perils: fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief and sprinkler leakage) and including earthquake coverage. The policy or policies of Landlord’s “all risk” property insurance described in this Article shall provide for a per occurrence deductible of not less than $10,000.00. In addition to the policies of “all risk” property insurance hereinbefore provided, Landlord shall at all times maintain in respect of the Common Areas and the Building commercial general liability insurance with limits of coverage of not less than $3,000,000 combined single limit for bodily injury or death and for property damage, including water damage and sprinkler leakage legal liability. The aforesaid policies of Landlord’s insurance shall contain an endorsement or provision that they cannot be canceled or the limits of protection thereunder reduced below the minimum limits required under this Lease except upon ten (10) days prior notice to Tenant. In addition, Landlord shall submit to Tenant the appropriate certificates of insurance evidencing such policies if so requested.

20.          LIABILITY.

(a)          Each of the parties hereto hereby releases the other from any and all liability for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its agents or employees. Landlord and Tenant shall cause their respective property insurance policies to contain a clause to the effect that this release shall not affect the policy or the right of the insured to recover thereunder. If any such policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation if it is available; provided that if an additional premium is charged for such waiver, the party benefiting therefrom agrees to pay the amount of such additional premium promptly upon being billed therefor.

(b)          Landlord agrees that, except for loss or damage resulting from the willful acts or negligence of Tenant, its agents or employees (while such agents or employees shall actually be engaged in the performance of their official duties for and at the direction of Tenant), Landlord shall indemnify and save Tenant, its agents and employees, harmless from and against any and all claims, actions, damages, demands, liens, costs, liability and expense, including, without limitation, reasonable attorneys’ fees (and the costs of any deductible maintained by Tenant under its commercial general liability insurance policy) in connection with loss of life, personal injury or property damage arising from or out of any occurrence in or upon any part of the Building and/or the Property. Tenant shall and does hereby indemnify and hold Landlord, its agents and employees, harmless from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys fees) (i) in connection with any loss of life, personal injury or damage to property in or about the Demised Premises, or (ii) arising out of the use or occupancy of the Demised Premises by Tenant, its agents, employees, invitees or contractors, or occasioned by Tenant, its agents, employees, invitees or contractors (while such agents, employees, invitees or contractors shall actually be engaged at the direction of Tenant), unless such loss, injury or damage was caused by the negligence or willful misconduct of Landlord, its agents or employees. Landlord’s and Tenant’s covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

(c)          Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord’s partners, shareholders or trustees, or any of their respective partners, shareholders or trustees, and any liability for damage or breach or nonperformance by Landlord, its agents or employees or for the negligence of Landlord, its agents or employees, shall be collectible only out of Landlord’s interest in the Property and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners, shareholders or trustees or any of its or their partners, shareholders, trustees, officers, agents, employees, legal representatives, successors or assigns, if any; all such liability, if any, being expressly waived and released by Tenant. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant for any consequential damages, lost profits, loss of business or other similar damages, regardless of whether the same arises out of the negligence of Landlord, its agents or employees.

21.       ENVIRONMENTAL MATTERS.

(a)          Landlord shall conduct, and cause to be conducted, all operations and activity at the Property in compliance with, and shall in all other respects applicable to the Property comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the environment (hereinafter collectively called “Environmental Statutes”) including, without limitation, (i) those relating to the generation, use, handling, treatment, storage, transportation, release, emission, disposal, remediation or presence of any material, substance, liquid, effluent or product, including, without limitation, hazardous substances, hazardous waste or hazardous materials, (ii) those concerning conditions at, below or above the surface of the ground and (iii) those concerning conditions in, at or outside the Building. Tenant shall conduct, and cause to be conducted by anyone under Tenant’s control, all of its operations and activity at the Property in compliance with, and shall in all other respects applicable to Tenant’s use of the Property comply with, all applicable present and future Environmental Statutes, including, without limitation, (i) those relating to the generation, use, handling, treatment, storage, transportation, release, emission, disposal, remediation or presence of any material, substance, liquid, effluent or product, including, without limitation, hazardous substances, hazardous waste or hazardous materials, (ii) those concerning conditions at, below or above the surface of the ground and (iii) those concerning conditions in, at or outside the Building.

(b)          Notwithstanding anything else contained herein, Landlord represents and warrants that, except as may be provided in the Environmental Reports (as defined herein) and to Landlord’s actual knowledge as of the date hereof, (a) Landlord has not caused nor permitted any activity to take place in, on or under the Demised Premises, and/or in, on or under the Property and/or the Building, which has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, cleaned up or processed any “Hazardous Substances” (as such term is hereinafter defined), except in compliance with all applicable federal, state and local laws, regulations, ordinances and orders, and has not caused nor expressly permitted and has no knowledge of any discharge, release, storage or disposal of any Hazardous Substances on, in or under the Demised Premises, and/or on, in or under the Property and/or the Building; (b) Landlord is in compliance with all federal, state and local requirements relating to protection of health or the environment in connection with its ownership or use of the Demised Premises and the Property and the Building; (c) there is no action, suit, lien or other proceeding brought or threatened by any governmental agency against Landlord or the Demised Premises or the Property or the Building to enforce any law, regulation, ordinance or order relating to protection of health or the environment or any lien, litigation of other proceeding brought or threatened against Landlord or the Demised Premises or the Property or the Building, or any settlements reached by any person(s) or group(s) alleging the presence, disposal, release or threatened release of any Hazardous Substances, on or arising from any activity conducted on the Demised Premises or the Property or the Building; (d) there are no underground tanks which may be located on or under the Demised Premises or the Property or the Building; (e) there are no PCBs or PCB contaminated material or asbestos which me be contained in or otherwise be present on, in or under the Demised Premises or the Property or the Building; and (f) no asbestos or materials containing asbestos has been, or will be, utilized in the construction of the Demised Premises or is otherwise present therein. Notwithstanding anything in this Lease to the contrary. Landlord will indemnify, defend and hold Tenant harmless from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all reasonable and actual costs of investigation, monitoring, reasonable and actual costs of legal representation, remedial response, removal, restoration or permit acquisition from the beginning of time (said indemnity to survive the termination of this Lease) which are suffered, paid, awarded, assessed or otherwise incurred as a result of any contamination by Hazardous Substances existing on, in or under the Demised Premises, and/or on, in or under the Property and/or the Building not caused by Tenant or anyone claiming through or under Tenant. As used herein, the term “Hazardous Substances” shall mean any hazardous or toxic substance or material, including, without limitation, any of the following: (i) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances.” or “solid waste” in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and any amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and any amendments thereto); (iii) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state or local laws or regulations; and (iv) any materials, wastes or substances which is (a) asbestos, (b) polychlorinated biphenyls, (c) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 107 of the Clean Water Act (33 U.S.C. Section 1371), (d) an explosive, (e) radioactive or (f) gasoline, diesel fuel, kerosene or other petroleum products not properly contained in a governmental approved underground storage tank. Should there occur any release of Hazardous Substances at the Property in violation of any Environmental Statute, Landlord shall immediately notify Tenant in writing and immediately contain, remove and dispose of, such Hazardous Substances and any material that was contaminated by the release and to remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures the Landlord shall comply with all Environmental Statutes.

(c)          Tenant, its agents, employees, contractors and invitees shall not cause to occur in, on or under the Demised Premises and/or the Property any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of Hazardous Substances, except that construction materials (other than asbestos or polychlorinated biphenyls), equipment and cleaning solutions, and other maintenance materials that are or contain Hazardous Substances may be used, generated, handled or stored on the Demised Premises, provided such is incident to and reasonably necessary for the operation and maintenance of the Demised Premises for the Permitted Use and is in compliance with all Environmental Statutes and all other applicable governmental requirements. Should Tenant, its agents, employees, contractors or invitees cause any release of Hazardous Substances at the Demised Premises or the Property in violation of any Environmental Statute, Tenant shall immediately notify Landlord in writing and immediately contain, remove and dispose of, such Hazardous Substances and any material that was contaminated by the release and to remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures the Tenant shall comply with all Environmental Statutes.

(d)          Tenant will indemnify, defend and hold Landlord harmless from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all reasonable and actual costs of investigation, monitoring, reasonable and actual costs of legal representation, remedial response, removal, restoration or permit acquisition from the beginning of time (said indemnity to survive the termination of this Lease) which are suffered, paid, awarded, assessed or otherwise incurred as a result of any contamination by Hazardous Substances existing on, in or under the Demised Premises, and/or on, in or under the Property and/or the Building which shall have been caused by reason of Tenant’s breach of the provisions of Section 21 (c) above.

(e)          Landlord’s and Tenant’s covenants, obligations and liabilities under this Section 21 shall survive the expiration or earlier termination of this Lease.

(f)           Landlord has heretofore furnished to Tenant certain environmental reports listed on Exhibit “G” (the “Environmental Reports”). Tenant acknowledges that Landlord has provided Tenant with a copy of the Environmental Reports and that Tenant has reviewed the same.

22.          SUBORDINATION. This Lease is and shall be subject and subordinate to all of the terms and conditions of all underlying mortgages which may now or hereafter encumber the Building and/or the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided, however, that with respect to future mortgages, this Lease shall be subject and subordinate so long as the holder of any such mortgage shall have provided to Tenant a nondisturbance agreement which shall provide, inter alia, that (a) Tenant’s rights under this Lease shall not be extinguished by any foreclosure or other enforcement proceedings (b) subject to the foregoing, the Tenant’s rights under this Lease are subordinate to the rights of the holder of such mortgagee, and (c) Tenant shall attorn to the holder of such mortgage. Except as provided above, this clause shall be self-operative and no further instrument of subordination shall be necessary. Notwithstanding the automatic subordination of this Lease, Tenant shall execute, within thirty (30) business days after request, any certificate that Landlord may reasonably require acknowledging such subordination so long as such certificate shall include express reference to the nondisturbance of Tenant as herein provided. In confirmation of the subordination and nondisturbance set forth herein, the current lender holding a mortgage or deed of trust covering all or any portion of the Demised Premises shall enter into a commercially reasonable subordination, non-disturbance and attornment agreement (the “SNDA”) with Tenant and Landlord on such lender’s customary form. If Tenant, Landlord and such lender cannot agree upon the form of SNDA, then in all cases, Tenant, Landlord and such lender shall execute the form of SNDA set forth in Exhibit “H” attached hereto and by this reference incorporated herein.

23.          ESTOPPEL STATEMENT.  Landlord and Tenant shall from time to time, within thirty (30) business days after request by the other party hereto, execute, acknowledge and deliver to the requesting party a statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which Rent and other charges have been paid, and whether or not, to the best knowledge the party providing such statement, the other party hereto is in default or whether the party providing such statement has any claims or demands against the other party hereto (and, if so, the default, claim and/or demand shall be specified), and such other information relating to the status of this Lease as may be reasonably requested by the requesting party.

24.          RESERVATION OF LANDLORD’S RIGHTS.  Notwithstanding anything to the contrary contained herein, Landlord explicitly reserves the following rights (subject, however, to the applicable limitations and conditions thereon as are expressly set forth in this Lease, and provided that Landlord agrees to use commercially reasonable efforts not to materially interfere with Tenant’s business operations in the Demised Premises, which shall be deemed to include, but not limited to, performing any work hereunder outside normal business hours provided Tenant allows Landlord to access the Demised Premises during such times):

(a)          to temporarily close doors, entrance ways, corridors or any other public areas of the Building in connection with Landlord’s performance of its express obligations under this Lease to decorate or to make required repairs, or permitted alterations, additions or improvements, whether structural or otherwise, in and about the Property, including the Building and the Common Areas, or temporarily suspend services or the use of facilities in connection with any such work, so long as there shall be no interruption, other than to a de minimus extent, of Tenant’s access to the Demised Premises;

(b)          to regulate delivery of supplies and the usage of common loading docks, receiving areas and freight elevators, if any (subject, however, to the understanding that such right of Landlord hereunder shall not extend or apply to, or otherwise affect or limit, Tenant’s right to the exclusive use of the loading dock, receiving area and freight elevator as hereinafter provided);

(c)          to enter the Demised Premises at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant (Landlord shall provide at least three (3) days prior written notice if Tenant is forced to relocate individuals in the Demised Premises due to Landlord exercising its rights hereunder), to inspect the Demised Premises and to make repairs or alterations to the Demised Premises or other portions of the Building (including other tenants’ premises) as Landlord shall be required or shall have the right to make pursuant to the express provisions of this Lease;

(d)          to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Demised Premises in reasonable locations, provided that Landlord shall use reasonable efforts to avoid material interference to the conduct of Tenant’s business operations therein;

(e)          to utilize the roofs, telephone, electrical and janitorial closets, equipment rooms, building risers and similar areas that are used by Landlord for the provision of Building services; and

(f)           to show the Demised Premises, at reasonable times during Tenant’s usual business hours when Tenant’s management personnel are present, upon prior written notice to Tenant, to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the Term, to prospective tenants.

25.          EXPIRATION OF TERM; HOLDING-OVER. Upon or prior to the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Demised Premises to Landlord peaceably and quietly in as good order and condition as existed at the inception of the Term, reasonable use and wear thereof, damage from fire and extended coverage type risks, the effects of any condemnation or taking, and repairs which are Landlord’s obligation excepted. Goods and effects not removed by Tenant within ten (10) days after the giving of written notice specifying the continued presence thereof after the termination of this Lease, however terminated, shall be considered abandoned and Landlord may dispose of and/or store the same as it deems expedient, the reasonable and actual out-of-pocket cost thereof to be charged to Tenant. In removing said goods and effects, Tenant shall use commercially reasonable efforts not to interfere with any construction being performed by Landlord in the Demised Premises. Should Tenant continue to occupy the Demised Premises after the expiration of the Term, including any renewal or renewals thereof, such tenancy shall (without limitation of any of Landlord’s rights or remedies therefor) be one at sufferance at a monthly rental equal to one hundred fifty percent (150%) of the Rent payable for the last full month of the Term. No holdover by Tenant or payment by Tenant after the expiration of the Term of this Lease shall be construed to extend the Term or prevent Landlord from seeking immediate recovery of the Demised Premises by summary proceedings or otherwise. In the event that Landlord is unable to deliver possession of the Demised Premises to a new tenant or to perform improvements for a new tenant as a result of any holdover by Tenant continuing after thirty (30) days after receipt of Landlord’s notice to vacate (which notice to vacate shall notify Tenant that its failure to timely vacate the Demised Premises may subject the Tenant to liability for consequential damages), Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers as a result of Tenant’s holdover. Notwithstanding the foregoing, Tenant shall have the right to extend the Term for up to one (1), two (2) or three (3) months by providing Landlord with nine (9) months written notice prior to the then Expiration Date; provided, however, in the event Tenant does not provide such notice within the time period set forth above, Tenant shall have the additional right to extend the Term for one (1) month only by providing Landlord with six (6) months written notice prior to the then Expiration Date. In either event this Lease shall continue for such period as to which notice shall have been given, Tenant shall have no further Renewal Options hereunder, and the Annual Base Rent for such period shall be the amount payable immediately prior to the then Expiration Date.

26.          INTENTIONALLY DELETED.

27.          FINANCIAL STATEMENTS. Upon the request of any mortgagee, prospective mortgagee or prospective purchaser of the Property, Tenant shall provide to Landlord unaudited copies of Tenant’s latest annual financial statements (prepared in accordance with generally accepted accounting principles), certified by an officer of Tenant to be true.

28.          RENT, USE AND OCCUPANCY TAX. If, during the Term, including any renewal or extension thereof, any tax is imposed by an appropriate governmental agency upon the privilege of renting or occupying the Demised Premises, Tenant’s use of the Demised Premises, or upon the amount of rentals collected therefor, and provided such tax is imposed by such governmental agency on all tenants (and not landlords) under commercial leases in the applicable jurisdiction in which the Property is located, then Tenant will pay each month, as Additional Rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord.

29.          LANDLORD’S TITLE AND QUIET ENJOYMENT.  Landlord represents and warrants to Tenant that Landlord has the right and lawful authority to enter into this Lease for the Term (inclusive of the Renewal Terms) and that Landlord is the owner of the fee simple title of the Property, and title to the Property is, and shall continue to be until the Commencement Date, free and clear of any liens and encumbrances except the “Permitted Encumbrances” as set forth in Exhibit “J”. Tenant shall quietly have and enjoy the Demised Premises during the Term of this Lease without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the terms, covenants and conditions contained in this Lease.

30.          NOTICES.  All notices required to be given hereunder shall be sent by registered or certified mail, return receipt requested, by Federal Express or other nationally-recognized overnight express delivery service providing written receipt or signed proof of delivery, to the respective Notice Addresses set forth in Section 1 (Fundamental Lease Provisions), and to such other person and address as each party may from time to time designate in writing to the other by notice given in accordance with the provisions of this Section. Notices shall be deemed to have been received on the earlier to occur of (i) the date of actual receipt by the party to which same shall have been addressed as herein set forth or (ii) the third (3rd) business day next following the date upon which the same shall have been mailed, or sent by such overnight courier, as aforesaid. For convenience purposes only, notices may also be sent via facsimile or electronic mail; provided, however, that such notices shall not be deemed to have been received until the same notice is also sent in accordance with the first sentence of this Section and the time period set forth in the second sentence of this Section shall have expired.

31.          EXPANSION OPTION.  So long as this Lease shall remain in full force and effect at the time of exercise thereof by Tenant, Landlord hereby grants Tenant the right (the “Expansion Option”) to lease an additional 39,000 rentable square feet of space as shown on Exhibit “E” attached hereto and made a part hereof (the “Expansion Space”), subject to the following terms and conditions:

(a)          In the event that Tenant desires to exercise the Expansion Option, Tenant shall provide Landlord with written notice (the “Expansion Exercise Notice”) on or before the earlier of (i) the date that is ten (10) days after Landlord provided written notice to Tenant that it has found a party interested in leasing such space or (ii) the expiration of the second (2nd) Lease Year (the “Exercise Deadline”) of Tenant’s election to exercise the Expansion Option; provided, however, that, notwithstanding the foregoing, in the event that Tenant shall have elected not to provide Landlord with an Expansion Exercise Notice pursuant to the provisions of clause “i” hereinbefore and Landlord ultimately does not enter into a lease for such space with such interested party, then Tenant’s rights to the Expansion Option under this Section 31 (a) shall be reinstated and Landlord shall be obligated to give another such notice to Tenant at such time prior to the expiration of the second (2nd) Lease Year as Landlord shall again have found a party interested in leasing such space (with the further understanding that such reinstatement shall also continue to apply in any such subsequent situation where Landlord ultimately does not enter into a lease for such space with such subsequent interested party).

(b)          In the event Tenant elects to lease the Expansion Space by giving Landlord written notice pursuant to Section 31 (a) herein, then all other terms and conditions of the Lease shall apply to the Expansion Space except that (i) the Annual Base Rent with respect to Expansion Space for the balance of the Initial Term shall be as determined by subparagraph (c) below; (ii) the Annual Base Rent with respect to Expansion Space for any Renewal Term, if applicable, shall be at the same base rental rate (on a dollars per square foot basis) payable with respect to the balance of the Demised Premises pursuant to Section 1(f) hereof; (iii) Tenant’s Fraction with respect to Operating Expenses shall be increased to take into account the additional square footage of the Expansion Space and all other figures in the Lease affected by the addition of such square footage shall be adjusted accordingly; and (iv) Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the Expansion Space, except as follows: Landlord shall provide a contribution toward the cost of constructing improvements to the Expansion Space (with the amount of such contribution be calculated by applying to the rentable square footage of the Expansion Space the same amount per rentable square foot as the amount of the Budgeted Total TI Costs provided for in Section 3(c) hereinabove applied to the rentable square footage of the original Demised Premises (appropriately decreased based on the amount of time remaining in the Term i.e., the rate per square foot of rentable square footage of the

Demised Premises applicable to the original Budgeted Total TI Costs shall be pro-rated using a fraction, the numerator of which shall be the number of months remaining in the Initial Term from and after the date of the giving of the Expansion Exercise Notice and the denominator of which shall be the total number of months contained within the Initial Term.

(c)          Commencing on the “Expansion Space Commencement Date” (as such term is hereinafter defined), the Annual Base Rent payable with respect to the Expansion Space during the remainder of the Initial Term shall be: Seventeen Dollars ($17.00) per rentable square foot for the first 30,000 rentable square feet (or total rentable square feet remaining in the Building less 9,000 rentable square feet, whichever is less) and Nine Dollars ($9.00) per rentable square foot for the remaining 9,000 rentable square feet, each of which amounts shall increase by One Dollar ($1.00) per rentable square foot every three (3) years during the remainder of the Initial Term commencing on date which is (i) the third (3rd) anniversary of the Expansion Space Commencement Date, if the Expansion Space Commencement Date is the first day of a calendar month, or (ii) the first day of the calendar month next following the third (3rd) anniversary of the Expansion Space Commencement Date, if the Expansion Space Commencement Date is any day other than the first day of a calendar month.

(d)          Except for any allowances set forth in Section 31(b)(iv) herein and the minimum base building work to be performed by Landlord pursuant to Exhibit “M” attached hereto, Tenant shall perform, at its sole cost and expense, all improvements which Tenant deems necessary or desirable for Tenant’s initial occupancy thereof, which improvements shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. All contractors utilized for the performance of such improvements shall be subject to the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and all work shall be performed in accordance with the Expansion Plans (as hereinafter defined) in a good and workmanlike manner and in accordance with all applicable laws. Prior to the commencement of any work within the Expansion Space, Tenant shall submit to Landlord, for Landlord’s prior approval, proposed plans and specifications (the “Proposed Expansion Plans”) for Tenant’s proposed improvements to the Expansion Space, which plans shall be prepared by a registered architect licensed to do business within the State in which the Property is located. The Proposed Expansion Plans shall include all information and specifications necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters’ requirements. If Landlord disapproves the Proposed Expansion Plans in accordance with the foregoing provisions of this Section, Landlord shall state specifically the reasons for such disapproval, and Tenant shall cause its architects to promptly make any changes in the Proposed Expansion Plans reasonably required by Landlord. The Proposed Expansion Plans, as finally approved by Landlord, are referred to herein as the “Expansion Plans”. All work described in the Expansion Plans is referred to herein as the “Expansion Space Improvements”.

(e)          In the event that Tenant exercises the Expansion Option in accordance with this Section, the term of this Lease as it relates to Expansion Space shall commence on the earlier of; (i) Tenant’s occupancy of all or any portion of the Expansion Space for the conduct of Tenant’s business, and (ii) one hundred eighty (180) days after the delivery of the Exercise Notice (the “Expansion Space Commencement Date”) and shall expire coterminous with the Expiration Date of this Lease. Notwithstanding the foregoing, if the Expansion Space Commencement Date has not occurred because of the holding over or retention of possession of any tenant or occupant, or for any other reason, Landlord shall not be subject to any liability to Tenant, but, in any event, the 180-day period set forth in clause (ii) of the preceding sentence shall not commence until the Expansion Space is delivered to the Tenant.

(f)           In the event that Tenant exercises the Expansion Option in accordance with this Section, Landlord and Tenant shall, within forty-five (45) days thereafter, execute an amendment to this Lease memorializing Tenant’s lease of the Expansion Space under the terms set forth herein. Tenant shall commence payment of Rent with respect to the Expansion Space as of the Expansion Space Commencement Date.

(g)          If Tenant fails to exercise its Expansion Option strictly in accordance with the provisions of this Section, then Landlord shall have the right to lease such Expansion Space to any other party(-ies) with no further obligation to lease such space to Tenant pursuant to the terms of this Section.

(h)          In the event that Tenant have elected not to provide Landlord with an Expansion Exercise Notice pursuant to the provisions of Section 31 (a) and Landlord shall subsequently arrive at agreement on final terms of a proposed lease with the party interested in leasing such space in respect of which Landlord had given written notice to Tenant pursuant to the provisions of clause “i” of Section 31 (a), then Landlord shall give Tenant a Written Proposal setting forth such final terms of agreement and Tenant shall thereupon have the same rights to lease such space pursuant to the provisions of Section 33 as if the same were deemed “First Refusal Space” thereunder. Notwithstanding the foregoing, in the event Tenant elects to lease the Expansion Space on the terms and conditions set forth in such Written Proposal in the event that after having elected not to provide Landlord with an Expansion Exercise Notice pursuant to the provisions of Section 31 (a) Tenant shall subsequently elect to lease the Expansion Space pursuant to the provisions of Section 33, then the terms and conditions of the Lease as they relate to the Expansion Space shall be governed by Section 33 herein.

32.          RIGHT OF FIRST OFFER.  So long as this Lease shall remain in full force and effect at the time of exercise thereof by Tenant, Tenant shall have a one-time right of first offer (the “Right of First Offer”) to lease other previously leased space available in the Building (the “First Offer Space”) after the Exercise Deadline, upon the following terms and conditions:

(a)          In the event that Landlord anticipates that all or any portion of the First Offer Space may become available during the Term after the Exercise Deadline, Landlord shall give Tenant written notice of the availability of all or such portion of the

First Offer Space, as the case may be (the “Offered Space”), setting forth the following terms and conditions (the “Landlord’s Availability Notice”): (i) the Annual Base Rental rate for the Offered Space shall equal to the Annual Base Rent for the remainder of the Demised Premises as set forth in Section 1(f) hereinabove; and (ii) the Term for the Offered Space will be co-terminous with the remainder of the Demised Premises. If Tenant shall elect to lease the Offered Space, then within twenty (20) days after Tenant’s receipt of Landlord’s Availability Notice, Tenant must give Landlord written notice (the “First Offer Exercise Notice”) pursuant to which Tenant shall elect to lease the entire Offered Space on the terms and conditions set forth in Landlord’s Availability Notice. If Tenant fails to give such First Offer Exercise Notice within such twenty (20) day period, then Tenant shall be deemed to have declined to lease the Offered Space at the time of the giving of such Landlord’s Availability Notice; and in such event; then Landlord shall be free to lease the Offered Space to any other party(ies) without any further obligation to Tenant hereunder; however, Tenant shall retain its first offer rights hereunder with respect to any part of the First Offer Space (i) that was not covered by Landlord’s Availability Notice and (ii) that was not covered by any previous Landlord’s Availability Notice.

(b)          If Tenant elects to lease the Offered Space in accordance with subparagraph (a) above (upon such election, the “Additional Space”), then Landlord and Tenant shall execute an amendment to the Lease to provide for the inclusion of the Additional Space under the terms and conditions set forth in Landlord’s Availability Notice. Except as provided in Landlord’s Availability Notice, all other terms and conditions of the Lease shall apply to the Additional Space except that: (i) Tenant’s Fraction with respect to Operating Expenses shall be increased to take into account the square footage of the Additional Space and all other terms of the Lease affected by the addition of such square footage shall be adjusted accordingly, (ii) Landlord shall not be required to perform any improvements to the Additional Space unless specifically provided for in Landlord’s Availability Notice, and (iii) Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the Additional Space unless specifically provided for in Landlord’s Availability Notice.

(c)          The effective date of the addition of the Additional Space to the Demised Premises shall be the date that Landlord delivers possession of the Additional Space to Tenant in accordance with the terms of Landlord’s Availability Notice.

(d)          Except as otherwise provided in Landlord’s Availability Notice, Tenant agrees to accept the Additional Space in its “AS IS” condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord.

33.          RIGHT OF FIRST REFUSAL.  So long as this Lease shall remain in full force and effect at the time of exercise thereof by Tenant, and provided Tenant has been deemed to have declined to lease the Offered Space as provided for in Section 32 herein, then Tenant shall have a right of first refusal to lease other previously leased space available in the Building (the “First Refusal Space”) after the Exercise Deadline, upon the following terms and conditions:

(a)          In the event that Landlord receives or intends to send a written offer to lease all or any portion of the First Refusal Space (the “First Refusal Offered Space”) to any third party during the Term, Landlord shall provide Tenant with a copy of said proposal (the “Written Proposal”), which Written Proposal shall set forth the terms and conditions (including, without limitation, the rental rate and the duration of the proposed term, etc.) upon which Landlord is willing to lease the First Refusal Offered Space. Within ten (10) days after Tenant’s receipt of the Written Proposal, Tenant must give Landlord written notice pursuant to which Tenant shall elect either: (i) to lease the entire First Refusal Offered Space on the terms and conditions set forth in the Written Proposal, or (ii) to decline to lease the First Refusal Offered Space. If Tenant fails to elect clause (i) within such ten (10) day period, then Tenant shall be deemed to have declined to lease the First Refusal Offered Space. In the event that Tenant declines (or s deemed to have declined) to lease the First Refusal Offered Space, then Landlord shall be free to lease the First Refusal Offered Space to any other party(ies) without any further obligation to Tenant hereunder; however, Tenant shall retain its first refusal rights hereunder with respect to any part of the First Refusal Space that was not: (i) covered by the Written Proposal; or (ii) covered by any previous Written Proposal.

(b)          If Tenant elects to lease the First Refusal Offered Space in accordance with subparagraph (a) above (upon such election, the “First Refusal Additional Space”), then Landlord and Tenant shall execute an amendment to the Lease to provide for the inclusion of the First Refusal Additional Space under the terms and conditions set forth in the Written Proposal. Except as provided in the Written Proposal, all other terms and conditions of the Lease shall apply to the First Refusal Additional Space except that: (i) Tenant’s Fraction with respect to Operating Expenses shall be increased to take into account the square footage of the First Refusal Additional Space and all other terms of the Lease affected by the addition of such square footage shall be adjusted accordingly; (ii) Landlord shall not be required to perform any improvements to the First Refusal Additional Space unless specifically provided for in the Written Proposal; and (iii) Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the First Refusal Additional Space unless specifically provided for in the Written Proposal.

(c)          The effective date of the addition of the First Refusal Additional Space to the Demised Premises shall be the date that Landlord delivers possession of the First Refusal Additional Space to Tenant in accordance with the terms of the Written Proposal.

(d)          Except as otherwise provided in the Written Proposal, Tenant agrees to accept the First Refusal Additional Space in its “AS IS” condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord.

(e)          Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal hereunder is subject to all expansion, extension, renewal, first offer, first refusal and other rights to lease, as applicable, which Landlord (or any predecessor to Landlord’s interest in the Property) has granted to other tenants of the Building prior to the date of this Lease. Thus, Landlord’s Written Proposal will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Refusal Space superior to Tenant’s.

34.          RENEWAL OPTIONS.  Except if Tenant elects to extend the term in accordance with Section 25 hereinabove, Tenant shall have the option to extend the Term for two (2) separate, consecutive renewal periods of five (5) years each (each, a “Renewal Option”), under and subject to the following terms and conditions:

(a)          The first renewal term (the “First Renewal Term”) shall be for a five (5) year period commencing on the day immediately following the expiration date of the Initial Term and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof. The second renewal term (the “Second Renewal Term”) shall be for a five (5) year period commencing on the day immediately following the expiration date of the First Renewal Term and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof. The First Renewal Term and the Second Renewal Term are collectively referred to as the “Renewal Terms”. If Tenant fails to exercise any Renewal Option, all subsequent Renewal Options shall be null and void and of no further force and effect.

(b)          Tenant must exercise each Renewal Option, if at all, by written notice to Landlord delivered at least seven (7) months prior to the expiration date of the then current Term of this Lease; provided, however, that in order to avoid any forfeiture or inadvertent lapse of any right to extend or renew as aforesaid, if Tenant shall not have given notice of such election to Landlord by such date in respect of any Renewal Term and shall not have given Landlord prior written notice of intention not to extend or renew as aforesaid, then Tenant’s right to exercise such option shall nevertheless continue, as shall its tenancy hereunder (under the same terms and conditions as theretofore in effect and notwithstanding that the Lease Term shall have expired), until the date which is ten (10) business days after Landlord shall have given notice to Tenant that Tenant has failed to give its notice of such election, and Tenant’s time to give notice of such election shall continue until the expiration of such ten (10) business day period after the giving of such notice from Landlord. Upon the giving of notice of renewal and extension in accordance with the foregoing provisions of this Section, the Term shall thereupon be renewed and extended for such Renewal Term in accordance with such notice without further act by Landlord or Tenant, the same as if such notice had been timely given hereunder. Notwithstanding the foregoing, within ten (10) days after the request of either party after the exercise of any of said options, Landlord and Tenant shall execute, acknowledge and deliver to each other duplicate originals of an agreement in recordable form confirming the extension of the Term for the Renewal Term.

(c)          Intentionally Deleted.

(d)          Each Renewal Term shall be on the same terms and conditions contained in this Lease, except that (i) the Annual Base Rent shall be as specified in Section 1(f) hereinabove with respect to the applicable Renewal Term, and (ii) Tenant shall not be entitled to any allowances or other concessions with respect to the Renewal Terms except for a tenant improvement allowance of Ten Dollars ($10.00) per rentable square foot of the then-leased Demised Premises at the commencement of each Renewal Term, which must be used towards improvements (including, without limitation, cosmetic refurbishment) to the Demised Premises (which (if required under Section 10) are approved by Landlord in writing, such approval not to be unreasonably withheld, conditioned or delayed) and shall be paid to Tenant after receipt of invoices and lien waivers related to such improvements.

(e)          Except for the specific Renewal Options set forth above, there shall be no further privilege of renewal.

35.          SATELLITE EQUIPMENT.  Tenant, at Tenant’s sole cost and expense, shall have the non-exclusive right to locate a satellite dish and related communications equipment (collectively, the “Satellite Equipment”) on the roof of the Building in a location reasonably approved by Landlord, but in no event to exceed 100 square feet of roof area. All roof work shall be coordinated with Landlord’s roofing contractor and all plans for equipment and installation shall be subject to the review and approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned provided that the installations are properly designed to limit potential damage or excessive stress of the roof areas and that the proposed Satellite Equipment is for the use of the Tenant in the normal course of its business. Should Landlord have a roof bond in effect, Tenant shall utilize Landlord’s roofing contractor for any roof penetrations necessary for installation; provided that such roofing contractor’s charges for such work shall be reasonably competitive with the prevailing rates therefor in the area in which the Building is located. Tenant acknowledges that Landlord’s review and approval of any plans for the Satellite Equipment shall not constitute an acknowledgement by Landlord that, without limitation, the proposed Satellite Equipment complies with all applicable laws and requirements, will not damage the roof areas, or will not cause any Interference (as hereinafter defined), all of which shall be Tenant’s responsibility to ensure notwithstanding any approval by Landlord as to such plans. All costs directly relating to the Satellite Equipment shall be borne solely by Tenant, including, without limitation, all costs related to: (i) the installation of the Satellite Equipment, including all required permits and approvals therefor; (ii) the operation, maintenance, repair and/or replacement of the Satellite Equipment throughout the Term; (iii) all utilities (including consumption and installation costs); (iv) compliance with all applicable legal requirements of governmental authorities; (v) taxes levied on the Satellite Equipment, if any; (vi) removal of the Satellite Equipment upon the expiration or earlier termination of this Lease and the repair of any damage occasioned thereby; (vi) repairs to the roof caused by the Satellite Equipment or installation thereof. The operation of Satellite Equipment shall not cause any interference to: (i) the Building or the operation thereof; (ii) the equipment of Landlord and any tenants, licensees or occupants which are in existence prior to the date of Tenant’s installation of its Satellite Equipment; or (iii) the reception or transmission of communication signals by or from any antenna, satellite dishes or similar equipment installed by Landlord or any tenants, licensees or occupants that have been installed prior to the date of Tenant’s installation of its Satellite Equipment (collectively, “Interference”). In the event of any such Interference, Tenant shall, within forty-eight (48) hours after written notice from Landlord specifying in reasonable detail the nature of such interference, fully remedy such interference at Tenant’s sole cost and expense, and Tenant shall further indemnify, defend and hold Landlord, its agents and employees harmless from and against any and all claims, demands, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees) suffered or incurred by Landlord directly arising out of or in any way directly related to Tenant’s use and operation of the Satellite Equipment. Upon the expiration or earlier termination of this Lease, Tenant shall remove all Satellite Equipment and repair all damage occasioned thereby, which obligation shall survive the expiration or earlier termination of the Lease. In the event that any of the Satellite Equipment is not so removed within fifteen (15) days after notice from Landlord to Tenant after such expiration or earlier termination of this Lease or any damage caused by the removal is not so restored, the Satellite Equipment shall be considered abandoned and Landlord may use, remove, dispose of, and/or store the Satellite Equipment, or repair such damage, as Landlord determines in its sole discretion, the cost of such removal, disposal, storage and/or repair to be charged to Tenant, Notwithstanding the provisions of Section 13 to the contrary, Tenant shall not separately sublease any portion of the roof area utilized by Tenant hereunder to any unaffiliated third parties (subject, however, to the understanding that any subtenant of Tenant occupying the Demised Premises or any portion thereof under a sublease entered into pursuant to the provisions of Section 13 hereof shall be entitled to similar rights hereunder with respect to the installation, use and operation of Satellite Equipment as hereinbefore provided in this Section).

36.          SPACE PLANNING, DESIGN AND CONSTRUCTION DOCUMENTS. Landlord shall reimburse Tenant for Tenant’s actual and reasonable architect/design firm costs, such amount not to exceed $0.10 per rentable square foot of the Demised Premises. The foregoing amount shall be paid to Tenant upon the later of: (i) thirty (30) days of receipt of an invoice for same; and (ii) the Commencement Date.

37.          PARKING. Landlord shall provide Tenant, throughout the Term, with the use of up to 580 parking spaces within the parking area (the “Parking Area”) at the Property, of which 20 parking spaces shall be reserved for Tenant’s exclusive use, 14 parking spaces shall be reserved for handicapped use, and the balance of such parking spaces shall be non-reserved. The reserved and handicapped parking spaces shall be located in the area identified on Exhibit “F” attached hereto, and the non-reserved parking spaces shall be located in the general parking area at the Property as the same is also shown on Exhibit “F”. Subject to governmental laws and ordinances, Landlord shall identify the aforementioned reserved parking spaces by appropriate signage as being reserved for Tenant’s use and shall take all reasonable action as shall be necessary in order to enforce Tenant’s exclusive rights with respect to such reserved parking spaces. Landlord shall keep and maintain the Parking Area and the other Common Areas in good condition and repair, including, without limitation: repairing and replacing paving; keeping the Parking Area and the other Common Areas properly policed, drained, free of snow, ice, water, rubbish and other obstructions, and in a neat, clean, orderly and sanitary condition; keeping the Parking Area and the other Common Areas suitably lighted during, and for appropriate periods before and after, Tenant’s business hours; maintaining signs, markers, painted lines and other means of pedestrian and vehicular traffic control; maintaining adequate roadways, entrances and exits; maintaining any plantings and landscaped areas; and keeping the Parking Area and the other Common Areas properly policed (the costs of such services to be performed by Landlord shall be included in Operating Expenses and subject to reimbursement by Tenant with respect to Tenant’s obligation to pay Tenant’s Share of Increases in Operating Expenses as provided in Section 7 herein). Except as otherwise expressly provided herein (including without limitation, Section 2 above), the parking spaces in the Parking Area shall be used for the parking of private automobiles of tenants, subtenants and licensees of the Building and their officers, employees, agents, customers and invitees, and for no other purpose, and the access, perimeter and through roads, streets and drives shall be used for pedestrian and vehicular traffic and no other purpose. Landlord shall maintain the Parking Area at all times throughout the Term in accordance with applicable code. Landlord shall indemnify Tenant, and hold Tenant harmless against, any and all claims for personal injury, death and property damage occurring in the Parking Area and/or in the other Common Areas. Landlord shall not exact any charge or permit others to exact any charge for parking in the Parking Area by tenants, subtenants or licensees in the Building and their officers, employees, agents, customers and invitees. Landlord shall not permit any advertisements or signs in the Parking Area and/or in the other Common Areas except for traffic control signs and signs required by governmental authorities (i.e., handicap parking signs) and reserved spaces signs for tenants of the Building. Landlord shall not permit any merchandise to be sold or displayed, or any loudspeakers to be operated, in the Parking Area and/or in the other Common Areas.

38.          EXTERIOR S1GNAGE.  Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain identification signage with Tenant’s name on the exterior of the Building (the “Exterior Signage”), subject to the following terms and conditions: (i) the size, location, content and illumination of the Exterior Signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and shall not violate any historical certification limitations; (ii) prior to the installation of any Exterior Signage, Tenant shall deliver to Landlord complete plans for the installation of such Exterior Signage for Landlord’s review and approval; (iii) prior to the installation such Exterior Signage, Tenant shall obtain all required municipal and other governmental approvals therefor and shall submit copies of the same to Landlord, provided that Landlord agrees to cooperate with Tenant, at no cost to Landlord, in respect of the procurement of such governmental approvals and in furtherance thereof Landlord shall, upon the request of Tenant, promptly execute or join in the execution of any applications for such permits and licenses as may be necessary in connection with such procurement, provided that Landlord shall not be obligated to incur any costs as a result of such applications; (iv) Tenant shall repair all damage to the Building caused by the installation of such Exterior Signage; (v) Tenant shall repair and maintain the Exterior Signage in good condition and in accordance with all applicable laws and requirements throughout the Term; (vi) if any Exterior Signage is illuminated, Tenant shall be solely responsible for all utility costs (including installation and consumption costs) for such illuminated Exterior Signage; and (vii) upon the expiration or earlier termination of this Lease, Tenant shall remove the

Exterior Signage and shall repair all damage occasioned thereby, which obligation shall survive the expiration or earlier termination of this Lease. In the event that any Exterior Signage is not so removed within fifteen (15) days after notice from Landlord to Tenant after such expiration or earlier termination of this Lease or any damage caused by the removal is not so restored, Landlord may remove and dispose of such Exterior Signage, and/or repair such damage, as Landlord determines in its sole discretion, the cost of such removal, disposal and repair to be charged to Tenant. Tenant may insure such Exterior Signage for its own benefit and at its own expense, and Tenant shall maintain all such Exterior Signage in good condition and repair and may replace or remove any or all such signs at any time during the term of this Lease. Landlord shall not permit any obstruction of visibility to Tenant’s Exterior Signage. Landlord further agrees that it will not place or erect, nor will it permit anyone to place, erect or maintain, any sign upon the exterior walls of the Demised Premises and Landlord agrees that it shall not affix, nor shall Landlord permit or suffer any other party (including, without limitation, any other tenant or occupant of other portions of the Building) to affix any sign(s) to the roof of the Building), It is expressly understood and agreed that, while this Lease remains in full force and effect, no other tenant or occupant of the Building or the Property shall be entitled to place signage upon the exterior of the Building or elsewhere in any exterior areas of the Property, nor shall Landlord place or install any signage upon the exterior of the Building or elsewhere in any exterior areas of the Property identifying any other such tenant or occupant. Notwithstanding anything to the contrary contained herein, it is understood and agreed that in the event that Landlord shall at any time provide monument or similar signage identifying the Building and/or the Property, the same shall prominently include Tenant’s name.

39.          INCENTIVE PAYMENT.  Landlord shall pay Tenant Four Million Five Hundred Thousand Dollars ($4,500,000.00) upon the earlier of (i) Tenant’s occupancy of the Demised Premises; and (ii) May 1, 2006.

40.          INTENTIONALLY DELETED.

41.          BUILDING DIRECTORY SIGNAGE. Landlord, at Landlord’s sole cost and expense, shall provide and maintain throughout the Term signage identifying Tenant and up to five (5) of Tenant’s offices, departments and other informational categories as Tenant shall specify to Landlord from time to time during the Term on all directory signage located at the Building.

42.          NO RELOCATION. Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed that Landlord shall have no rights hereunder to relocate Tenant (or any subtenant of Tenant) from all or any portion of the Demised Premises to any other location within the Building or elsewhere.

43.          TENANT’S EXCLUSIVE LOADING DOCK, RECEIVING AREA AND FREIGHT ELEVATOR.  Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that throughout the Term Tenant, at no additional cost to Tenant hereunder, shall have exclusive use of the loading dock, receiving area and freight elevator shown on Exhibit “K” attached hereto, with such use to be available to Tenant on a 24 hour per day, seven day per week basis (except for those periods of time when the use of such loading dock, receiving area and freight elevator may be unavailable to Tenant in order for Landlord to carry out its repair and maintenance obligations hereunder and as may be restricted by governmental authority). Notwithstanding such exclusive use by Tenant, it is further understood and agreed that such loading dock, receiving area and freight elevator shall be maintained and repaired by Landlord in the same manner as if the same had remained Common Areas with the cost of such maintenance and repair included in Operating Expenses; provided, however, that, notwithstanding the foregoing, it is understood and agreed that, for the purposes of calculating “Tenant’s Share of Increases in Operating Expenses” pursuant to the provisions of Section 7(a) above, Tenant shall be required to pay one hundred percent (100%) of the cost of all increases in such costs to maintain and repair such exclusive loading dock, receiving area and freight elevator over the costs thereof for the Base Year (rather than a Tenant’s Share thereof based on Tenant’s Fraction, as the same applies to all other Increases in Operating Expenses).

44.          MOVING OF TENANT’S PROPERTY IN BUILDING.  Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that throughout the Term Tenant shall have the right to move its property into and out of the Building at any hour without any additional charges for porters or security or otherwise; provided, however, Tenant shall use commercially reasonable efforts not to interfere with other tenants use and enjoyment of the Property, or with Landlord’s operations at the Property.

45.          BUILDING SECURITY SYSTEMS.  Landlord agrees that at all times during the Term it shall provide and maintain throughout the Building, a fire and smoke sensor and alarm system electronically monitored on a 24 hour per day, 365 day per year basis (the cost of which services shall be included in Operating Expenses and subject to reimbursement by Tenant with respect to Tenant’s obligation to pay Tenant’s Share of Increases in Operating Expenses as provided in Section 7 herein).

46.          ENERGY MANAGEMENT SYSTEM.  Landlord agrees that at all times during the Term it shall provide and maintain throughout the Building a computerized energy management system which shall function on a 24 hour per day, 365 day per year basis, access and control of which system shall be provided to Tenant (the cost of which services shall included in Operating Expenses and be subject to reimbursement by Tenant with respect to Tenant’s obligation to pay Tenant’s Share of Increases in Operating Expenses as provided in Section 7 herein).

47.          RESTRICTIONS ON USE OF TENANT’S TRADE NAMES. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have absolute, sole and complete control over the use of the name “Lenox” and over the use of any other tradenames or trademarks (and any logos and insignias) used in connection with the business of Tenant and/or its parent and/or of any subsidiaries or affiliates of Tenant and/or its parent; and neither Landlord nor its affiliates, its mortgagees or any merchants’ association or any other entity not solely controlled by Tenant and/or its parent and/or any subsidiaries or affiliates of Tenant and/or its parent, shall at any time prior to, during or after the term of this Lease use any of such tradenames, trademarks, logos or insignias in any manner without Tenant’s prior written consent in each instance (which consent may be given or withheld by Tenant in Tenant’s sole and absolute discretion), except that Landlord shall have the right to list “Lenox” as one of Landlord’s tenants in its promotional materials and to utilize photographs of the Building, including Tenant’s exterior signage, if any, on the Building, in its promotional materials, provided, however, in no event will Landlord name or otherwise identify the Building as the “Lenox Building” or by any similar name.

48.         WAIVER OF DISTRAINT. Landlord hereby expressly waives any and all rights granted by or under any present or future laws to levy or distrain for rent, in arrears, in advance or both, upon all goods, merchandise, equipment, fixtures, furniture and other personal property of Tenant or any subtenant or licensee of Tenant in the Demised Premises, delivered or to be delivered thereto.

49.          INTENTIONALLY DELETED.

50.          INTENTIONALLY DELETED.

51.          CONSENT OR APPROVAL OF LANDLORD AND TENANT.

(a)          Except as otherwise set forth in this Lease, whenever the consent or approval of Landlord is referred to or is a condition precedent to the taking of any action by Tenant, Landlord covenants not to unreasonably withhold, condition or delay such consent or approval. Whenever Tenant is required under this Lease to do anything to the satisfaction of Landlord, the reasonable satisfaction of Landlord shall be deemed sufficient.

(b)          Except as otherwise set forth in this Lease, whenever the consent or approval of Tenant is referred to or is a condition precedent to the taking of any action by Landlord, Tenant covenants not to unreasonably withhold, condition or delay such consent or approval. Whenever Landlord is required under this Lease to do anything to the satisfaction of Tenant, the reasonable satisfaction of Tenant shall be deemed sufficient.

52.          RENT NOTICES. If the ownership of the Demised Premises or the name or address of the party entitled to receive the rent shall be changed, Tenant may, until receipt of proper notice of such change from the party entitled to receive the rent immediately preceding such change, continue to pay the rent and additional rent to the party to which, and in the manner in which, the last preceding installment of rent was paid, and such payments shall be deemed made to Landlord until Tenant receives proper notice of such change.

53.          WAIVER.  Failure on the part of either party to complain of any action or non-action on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by either party of any of its rights hereunder. No waiver at any time of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provision(s) hereof shall not be construed as a waiver at any subsequent time of the same provision(s). The consent or approval of either party to or of any action by the other party requiring consent or approval of the first party shall not be deemed to waive or render unnecessary such consent or approval to or of any subsequent similar act by said party

54.          SUCCESSORS AND ASSIGNS.  The provisions of this Lease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns.

55.          LANDLORD’S DEFAULT OR FAILURE.  If Landlord shall be in default hereunder and such failure continues for more than thirty (30) days after written notice (except that only reasonable notice based on the circumstances need be given in case of emergency) thereof from Tenant (or, if the default is of such a nature that it cannot reasonably be cured within such thirty (30) day period, then Landlord shall be entitled to such additional time as may be reasonably necessary to cure such default so long as Landlord diligently continues to cure such default), then, Tenant shall have the right, but not the obligation, to cure such default, and to recover from Landlord all reasonable out of pocket costs thereof (including any reasonable attorneys’ fees) incurred by Tenant (plus interest at the Prime Rate) which were necessary to cure such default (the “Cure Costs”). Tenant shall provide Landlord with all back-up information reasonably requested by Landlord with respect to Tenant’s Cure Costs. If Landlord fails to pay Tenant’s Cure Costs within thirty (30) days after Tenant’s written request for payment and receipt by Landlord of the back-up documentation reasonably requested by Landlord, then Tenant shall have the right to setoff any amounts which are not the subject of a bona fide, good faith dispute by Landlord against the next installment(s) of Base Rent payable by Tenant hereunder; provided, however, that in no event shall the amount setoff by Tenant in any calendar month exceed fifteen percent (15%) of the Base Rent payable by Tenant for such calendar month. Nothing herein shall be construed as a waiver by Landlord of Landlord’s right to contest the validity of any amounts setoff by Tenant pursuant to this Section, and Landlord expressly reserves all rights and remedies available to Landlord hereunder for any amounts improperly setoff by Tenant pursuant to this Section.

56.          INTENTIONALLY DELETED.

57.          OTHER USES OF BUILDING. Landlord agrees that, except as otherwise expressly permitted by Tenant in writing, at all times during the Term, it shall not permit any of the following uses within the Building: (i) repair or service center, (ii) bingo, lotto, off-track betting hall or other gambling facility, (iii) health spa, karate class, gymnasium, exercise studio or similar facility (provided, however, the use restriction set forth in this sub-section (iii) shall not apply to any existing health spa, gymnasium or similar facility in the Building as of the date hereof), (iv) bowling alley, billiard or poolroom, arcade, amusement center, gameroom or other entertainment facility, (v) ballroom, dance hall or discotheque, (vi) warehouse, except for storage areas as an incidental part of a tenant’s business, (vii) blood bank, (viii) mortuary, (ix) theater (live or motion picture), (x) beauty school or barber college, (xi) municipal facility that is customarily open to the public, (xii) community center, (xiii) heliport, (xiv) bus shelter, (xv) telecom satellite dish, or (xvi) any other use which shall not be permitted in the Building under applicable zoning ordinances in effect as of the date of this Lease (except to the extent that it is understood that the provisions of this clause “xvi” shall not be deemed to prohibit Tenant from using the Demised Premises for any such other use as shall be permitted to Tenant under the provisions of clauses “i”, “ii” and “iii” Section 1(t) above).

58.          EXTERMINATION.  Landlord shall be responsible for the prompt extermination of any rodents, vermin or other pests (including, without limitation, termites) which shall infest the Demised Premises for any reason not directly caused by Tenant’s acts or omissions (the cost of which services shall be included in Operating Expenses and subject to reimbursement by Tenant with respect to Tenant’s obligation to pay Tenant’s Share of Increases in Operating Expenses as provided in Section 7 herein).

59.          TENANT’S ACCESS TO AND USE OF BUILDING AREAS.  Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that: (i) Tenant shall have 365 day per year, 24 hour per day, access to any and all equipment rooms, telephone rooms, condensers and any other areas of the Building in which Tenant’s equipment, or other equipment servicing the Demised Premises, may be placed or located and (ii) Tenant shall have the right to use any shafts, risers and conduits connecting the Demised Premises with other parts of the Building, and/or with the exterior thereof, for the installation and maintenance of cables, ducts, conduits, flues, pipes and other devices, and for supplementary heating, ventilating and/or air conditioning equipment and for other facilities consistent with Tenant’s use of the Demised Premises and other portions of the Building, so long as the installation and maintenance by Tenant of any of the same shall not unreasonably interfere with the operation of the Building or with other tenants’ use and enjoyment of the Building and provided that Tenant shall give prior notice to Landlord of any such installation in order that Landlord may be assured that such installation will not so interfere.

60.          MISCELLANEOUS.

(a)          Landlord and Tenant represent to each other that neither has dealt with any broker, agent or other intermediary in connection with this Lease other than Landlord’s Broker and Tenant’s Broker, if any, specified in Section 1 (Fundamental Lease Provisions), and that insofar as Landlord and Tenant each know, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant’s attention for the lease of space therein. Landlord agrees to pay all commissions payable to Landlord’s Broker and Tenant’s Broker pursuant to separate, written agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker.

(b)          The term “Tenant” as used in this Lease shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, limited liability companies, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

(c)          The term “Landlord” as used in this Lease means the fee owner of the Property and Building. In the event of the voluntary or involuntary transfer of such ownership to a successor-in-interest of Landlord, Landlord shall, upon the assumption thereof by such transferee, be freed and relieved of all liability and obligation hereunder which shall thereafter accrue.

(d)          If either Landlord or Tenant institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, the prevailing party shall be entitled to all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including, without limitation, reasonable attorneys’ fees.

(e)          Time is of the essence of this Lease and all of its provisions.

(f)           If Landlord or Tenant is delayed or prevented from performing any of their respective obligations under this Lease due to strikes, acts of God, shortages of labor or materials, war, civil disturbances or other causes beyond the reasonable control of the performing party (“Force Majeure”), the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by the performing party. Notwithstanding the foregoing, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

(g)          Tenant shall not record this Lease without the prior written consent of Landlord; however, upon the request of either Landlord or Tenant, the other party will execute, acknowledge and deliver a Memorandum of Lease or a short form of lease for the purpose of recording by the party making such request, and the same shall be in such form and contain such information as may be required by law for recordation. In the event that a Memorandum of Lease had theretofore been recorded in accordance with the foregoing provisions of this Section, upon Landlord’s written request after the expiration or earlier termination of this Lease, Tenant shall execute a termination of such Memorandum of Lease or a short form of lease in a recordable form.

(h)          Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Lease or any amendments or exhibits hereto.

(i)           This Lease, the exhibits, and any riders attached hereto and forming a part hereof set forth all of the promises, agreements, conditions, warranties, representations, understandings and promises between Landlord and Tenant relative to the Property, the Building, the Demised Premises and this leasehold and Tenant expressly acknowledges that Landlord and Landlord’s agents have made no representation, agreements, conditions, warranties, representations, understandings or promises, either oral or written, other than as herein set forth, with respect to the

Property, the Building, the Demised Premises, this leasehold or otherwise. No alteration, amendment, modification, waiver, understanding or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

(j)           The captions of the paragraphs in this Lease are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

(k)          If any provision contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (and the application of such provision to the persons or circumstances, if any, other than those as to which it is invalid or unenforceable) shall not be affected thereby, and each and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(l)           This Lease shall be governed by and construed in accordance with the laws of the State in which the Property is located, without giving effect to the principles of conflict of laws.

(m)         This Lease may be executed in two or more counterparts, each of which shall be deemed to be an original hereof, but all of which, taken together, shall constitute one and the same instrument.

61.          BUCKS COUNTY COMMUNITY DEVELOPMENT BLOCK GRANT PROGRAM.  Upon the written request of Landlord, Tenant and/or its employees shall execute in a timely manner those documents reasonably required by Landlord for the satisfaction of certain requirements pursuant to a certain $2,500,000,00 loan from the Department of Housing and Urban Development, such documents to be in form substantially similar to the form annexed hereto as Exhibit “O”. Tenant shall be liable for any and all damages that Landlord may incur in the event Tenant fails to respond and cooperate with Landlord’s request in a timely manner.

62.          DELIVERY FOR EXAMINATION. DELIVERY OF THE LEASE TO TENANT SHALL NOT BIND LANDLORD IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT.

[signatures on next page]

EXHIBIT “A-1”

SITE PLAN OF PROPERTY

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXB1

EXHIBIT “A-2”

LEGAL DESCRIPTION OF PROPERTY

ALL THAT CERTAIN lot or parcel of land situate In the Borough of Bristol, County of Bucks, Commonwealth of Pennsylvania, bounded and described as shown on a “Boundary Survey for Dial Corporation”, Project Number M-828, Sheet 1 of 1, dated December 2000, last revised December 7, 2000, prepared by Unitech Engineers, Inc., Langhorne, PA 19047, as follows to wit:

BEGINNING at a point, said point being at the intersection of the Northeasterly Right-of-Way line of Pine Grove Street (variable width) with the Southeasterly Right-of-Way line of Radcliffe Street (60 feet wide) (SR 2002); Thence along said Right-of-Way line of Radcliffe Street North 36 degrees 23 minutes 00 seconds East for a distance of 729.84 feet to a point; Thence along the lands now or formerly of Bucks County Redevelopment Authority, Bucks County Tax Parcel Number 04-022-049, the following four courses and distances: (1) South 53 degrees 37 minutes 00 seconds East for a distance of 345.70 feet to a point; Thence (2) South 36 degrees 23 minutes 33 seconds West for a distance of 152.61 feet to a point; Thence (3) South 53 degrees 37 minutes 00 seconds East for a distance of 389.38 feet to a point on the High Water Line, a corner of an Easement in favor of the Commonwealth of Pennsylvania; Thence, (4) along said Easement South 53 degrees 37 minutes 00 seconds East for a distance of 26.54 feet to a point on the Low Water Line, a corner of said Easement, Thence, along the Low Water Line, the Southeasterly edge of an Easement in favor of the Commonwealth of Pennsylvania, the following four courses and distances: (1) South 43 degrees 35 minutes 38 seconds West for a distance of 181.13 feet to a point; Thence, (2) South 43 degrees 58 minutes 10 seconds West for a distance of 191.32 feet to a point; Thence (3) South 45 degrees 02 minutes 50 seconds West for a distance of 191.21 feet to a point; Thence (4) South 45 degrees 42 minutes 18 seconds West for a distance of 184.85 feet to a point, a corner; Thence, along the lands now or formerly of Pamela Kuhn, Bucks County Tax Parcel Number 04-04-22-50, North 34 degrees 07 minutes 00 seconds West for a distance of 8.71 feet to a point on the High Water Line, a corner of an Easement in favor of the Commonwealth of Pennsylvania; Thence continuing along the same lands of Kuhn, North 34 degrees 07 minutes 00 seconds West for distance of 415.84 feet to a point; Thence, continuing along the lands now or formerly of Pamela Kuhn, and along the Easterly Right-of-Way Line of the aforesaid Pine Grove Street, North 01 degrees 15 minutes 00 seconds East for a distance of 85.70 feet to a point; Thence continuing along the aforesaid Northeasterly Right-of-way line of Pine Grove Street, the following two courses and distances: (1) North 64 degrees 15 minutes 00 seconds West for a distance of 84.50 feet to a point; Thence (2) North 68 degrees 34 minutes 00 seconds West for a distance of 126.58 feet to a point, the point and place of beginning.

CONTAINING 503,631 square feet or 11.5618 Acres more or less.

passage in and along a right of way over and across two certain strips or pieces of land included in lands conveyed by Merchant Sterling Corporation to George N. Maroney by deed dated April 5,1926 (now of Superior Zinc Corporation) in common with said Merchant-Sterling Corporation and Huff, Daland & Company, Incorporated, their respective successors and assigns, tenant and undertenants, occupiers and possessors of land owned by either of them, subject to the reservations and upon the terms and conditions stated in the deed dated April 5,1926, from George N. Maroney to Merchant Sterling Corporation.

Together with the perpetual, free and uninterrupted use, liberty, privilege of and passage in and along a right of way over and across a certain strip or piece of land included in lands conveyed by Merchant-Sterling Corporation to the said Huff, Daland & Company, Incorporated, by deed dated May 29, 1925, for a perpetual right of way for a railroad of one or two tracks over and across the said premises, as surveyed and laid out by Charles Henry Moon, shown on the map or plan annexed to another deed also dated May 29,1925, from Huff, Daland & Company, Inc., to the said Merchant-Sterling Corporation, conveying the right of way herein described in common with the said Merchant-Sterling Corporation and Huff, Daland & Company, Inc., their respective successors and assigns, tenants and undertenants, occupiers and possessors of land owned by either of them, subject to the reservations and upon the terms and conditions stated to the reservations and upon the terms and conditions stated in said deed, dated May 29,1925, from said Huff, Daland & Company Incorporated to the said Merchant-Sterling Corporation.

Together with the perpetual, free and uninterrupted use, liberty and privilege of and passage in and along all that certain 50 feet wide right of way extending from the premises of Huff, Daland & Company, Inc., in a Northwesterly direction to the property and right of way of the Pennsylvania Railroad Company, as surveyed and laid out by Charles Henry Moon, Surveyor, May 20, 1925, the boundaries and limits thereof being shown and fixed by the red lines on the map or plan, marked “Right of Way Map A” attached to the deed dated May 29,1925 from the said Merchant Sterling Corporation to Huff, Daland & Company, Inc., their respective successors an assigns.

The Rights of Way mentioned in the three foregoing paragraphs are appurtenant to the premises herein conveyed and run with said land.

COUNTY PARCEL NUMBER 4-22-48.

BEING the same premises which The Dial Corporation, a Delaware Corporation by Deed dated April 6, 2001 and recorded April 9, 2001 in Bucks County, in Land Record Book 2262 page 268, granted and conveyed unto Redevelopment Authority of the County of Bucks, in fee.

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected situate in the Borough of Bristol, Bucks County, Pennsylvania, and described according to a survey made thereof by C.H. Moon on February 17, 1926, as follows:

BEGINNING at an iron pipe in the center line of Radcliffe Street in line of land of Huff and Daland Company; thence extending Southwardly along the same 53 degrees 37 minutes East 375.7 feet; thence extending Northwardly 36 degrees 23 minutes East 36.1 feet; thence extending Southwardly 53 degrees 37 minutes East 455.7 feet to a point in the United States Government Pier head and bulkhead line of the Delaware River; thence along the same Southwardly 33 degrees, 49 minutes West 446.85 feet; thence extending Northwardly 53 degrees 37 minutes West 475.7 feet; thence extending Northwardly 36 degrees 23 minutes East 152.6 feet; thence extending Northwardly 53 degrees 37 minutes West 375.7 feet to a point in the center line of Radcliffe Street; thence along the same Northwardly 36 degrees 23 minutes East 257.7 feet to the place of beginning.

County Parcel No. 4-22-49.

BEING the same premises which The Bucks County Redevelopment Authority acquired title to premises identified as Bucks County Tax Parcel No. 4-22-49 by Declaration of Taking filed 03/23/1989 as No. 89-02313-14-4 and a Notice of Filing recorded in Land Record Book 30 page 117.

EXHIBIT “A-3”

DEMISED PREMISES

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Floor: 1ST FLOOR Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXA

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Floor: 2ND FLOOR Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXA

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Floor: 3RD FLOOR Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXA

EXHIBIT B

(To be provided by Landlord and Tenant by January 6, 2006)

EXHIBIT B-1

(To be provided by Landlord and Tenant by January 6, 2006)

EXHIBIT “C”

BUILDING RULES AND REGULATIONS

1.            The sidewalks, entryways, passages, corridors, stairways and elevators shall not be obstructed by any of the tenants, their employees or agents, or used by them for purposes other than ingress or egress to and from their respective suites. All safes or other heavy articles shall be carried up or into the leased premises only at such times and in such manner as shall be prescribed by the Landlord and the Landlord shall in all cases have the right to specify a maximum weight and proper position or location of any such safe or other heavy article. The responsible tenant shall pay for any damage done to the Building by taking in or removing any safe or from overloading any floor in any way. The responsible tenant shall pay for the cost of repairing or restoring any part of the Building, which shall be defaced or injured by the tenant, its agents or employees.

2.            Except as otherwise provided for in the Lease, each tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the leased premises for the tenant to Landlord for Landlord’s approval and supervision before performance of any contractual service. This provision shall apply to all work performed in the Building, including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

3.            Except as otherwise provided for in the Lease, no, sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building as shall first be designated by Landlord; there shall be no obligation or duty on Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building except as specified in a tenant’s lease. Signs on or adjacent to doors shall be in color, size and style approved by Landlord, the cost to be paid by the tenants. Landlord will provide a directory in a conspicuous place, with the names of tenants, Landlord will make any necessary revision in this within a reasonable time after notice from the tenant of an error or of a change making revision necessary. No furniture shall be placed in front of the Building or in any lobby or corridor without written consent of Landlord.

4.            Except as otherwise provided for in the Lease, no tenant shall do or permit anything in its leased premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on the Building, or on property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the laws relating to fire prevention and safety, or with any regulations of the fire department, or with any rules or ordinances of any Board of Health or other governing bodies having jurisdiction over the Building.

5.            The janitor of the Building may at all times keep a pass-key, and said janitor and other agents of the Landlord shall at all times, be allowed admittance to the leased premises for purposes permitted in tenant’s lease.

6.            No additional locks shall be placed upon any doors without the written consent of the Landlord. All necessary keys shall be furnished by the Landlord, and the same shall be surrendered upon the termination of the Lease, and the tenant shall then give the Landlord or its agents explanation of the combination of all locks upon the doors of vaults.

7.            The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse or abuse by a tenant or its agents, employees or invitees, shall be borne by such tenant.

8.            No person shall disturb the occupants of the Building by the use of any musical instruments; the making or transmittal of noises which are audible outside the leased premises, the making of odors which are apparent outside the leased premises, or any unreasonable use. No dogs or other animals or pets of any kind will be allowed in the Building.

9.            Nothing shall be thrown out of the windows of the Building or down the stairways or other passages.

10.          Tenants shall not be permitted to use or to keep in the Building any kerosene, camphene, burning fluid or other illuminating materials.

11.          If any tenant desires telegraphic, telephonic or other electric connections, Landlord or its agents will direct the electricians as to what and how the wires may be introduced, and without such directions no boring or cutting for wires will be permitted.

12.          If a tenant desires shades, they must be of such shape, color, materials and make as shall be prescribed by Landlord. No outside awning shall be permitted.

13.          No portion of the Building shall be used for the purposes of lodging rooms or for any immoral or unlawful purposes.

14.          No tenant shall store anything outside the Building or in any common areas in the Building.

In the event of any conflict between any of the terms of the Lease and the Building Rules and Regulations, the terms of the Lease shall control.

EXHIBIT “D”

SPECIFICATIONS FOR
JANITORIAL SERVICES

A.                                   Daily: The following services are to be performed on a daily basis (Monday through Friday, except for legal holidays, unless otherwise provided herein):

1.            Empty all trash containers, wastebaskets and recycling containers, including all exterior trash containers

2.            Damp wipe all areas of desk and credenza tops, file cabinets, counters, sills and ledges. Dust under all desk equipment and telephone and replace same. Clean and disinfect telephone equipment.

3.            Dust mop all hard surface flooring and remove debris or dust buildup from corners. Damp mop cove base and any areas where spillage may have occurred.

4.            Vacuum all carpeted areas and remove spots from carpet and mats.  Remove gum, tar, etc. adhering to floor.

5.            Vacuum entrance mats and runners.

6.            Remove finger marks and smudges from all doors, frames, walls, partitions, switch plates and glass.

7.            Wash and squeegee clean all side lights to offices and all glass doors.

8.            Damp wipe the framework and ledges at all entrance ways. Dust picture frames, baseboards, and wall hangings as needed.

9.            Special attention is to be paid to all common areas such as lobbies, reception areas and conference areas to maintain superior quality of appearance.

10.          Trash and debris is to be removed to a dumpster area so designated at the site, secured in heavy-duty plastic bags. Trash bags are to be placed in a cart to be taken to dumpster. Trash bags are not to be put in elevator unless they are in a cart. Nothing in tenant space is to be thrown away unless in a wastebasket or specifically marked trash.

11.          Wipe down all vinyl floor mats as needed.

12.          Clean elevator thresholds nightly, certificate holder and panels.

13.          Clean, sanitize and polish all drinking fountains.

14.          Wipe down all tenant and building doors to remove fingerprints and soil.

15.          Cleaning and disinfecting of lavatories.

(a)          Empty all waste containers and replace bags inside containers (plastic liners purchased specifically for recessed stainless containers, shall remain in containers after trash is removed).

(b)          Sweep and/or damp mop floors.

(c)          Fill and maintain all toilet tissue, soap and towel dispensers, personal seat dispensers and sanitary protection dispensers. Sanifresh gentle lotion cleaner or liquid soap, napkin receptacle, trash can liners, personal seat covers.

(d)          Disinfect all fixtures and disposals.

(e)          Thoroughly clean and disinfect all sinks, bowls and urinals. Pour water down floor drains on each floor.

(f)           Clean all counter tops and cosmetic shelves.

(g)          Clean and polish all mirrors and chrome fixtures.

(h)          Damp mop floor (including the cafeteria) with disinfecting solution including tile baseboards, pay special attention to corners and under urinals.

(i)           Clean and polish outside of all waste containers.

(j)           Wipe down entrance doors and signage.

(k)          Wipe down wall tile as needed.

(l)           High dust all partitions and low dust baseboards.

(m)         Clean and disinfect all sanitary disposal units.

16.          As needed basis:

High dust all horizontal and vertical surfaces not reached daily.

17.          Turn off all lights and secure all designated interior doors and all exterior entrances upon completion of work assignments according to the security procedures as to each tenants individual security system. Supervisor should check all doors at the end of each evening to ensure they are secure.

18.          All dumpster areas are to be kept clean.

19.          Areas provided for storage of janitorial supplies and equipment to be kept orderly and clean at all times.

B.                                   Weekly:

1.                                     Maintain marble surfaces with Multi-Seal as per manufacturer’s specifications.

2.                                     Maintain all types of flooring as per manufacturer’s specifications.

3.                                     Sweep entrance to building.

4.                                     Dust tops of cubicle furniture.

C.                                   Monthly:

1.                                     All lights lenses and air diffusers are to be cleaned the first Friday of each month.

2.                                     Damp wash diffusers, vents, grills and tight lenses that are soiled.

3.                                     Dust venetian blinds and window frames (every other month).

D.                                   Quarterly:

1.                                     Strip and wax all VCT tile in all tenant and common areas.

2.                                     Perform maintenance to all types of flooring as per manufacturer’s specifications.

E.                                     Semi-Annually:

1.                                     Damp wipe venetian blinds.

F.                                     Performance of Extra Janitorial Services:

Performance of any extra work over and above the scope of the contract will be done only by written authorization by Landlord. Invoicing for same will be separate from regular invoicing.  A purchase order must be obtained prior to performing work. If a purchase order is not obtained prior to work being performed, Landlord will not be responsible for the cost of same.

Extras shall include cleaning services and trash removal to be provided on Saturdays and Sundays or related Tenant’s activities on weekends (e.g., cleaning the Premises prior to commencement of business on Mondays).  In the event Tenant requires such services, Tenant shall provide a written request to Landlord therefor and Tenant shall promptly pay Landlord, upon presentation of a bill or bills therefor, for the cost of such additional services.

G.                                   Tenant’s Right to Hire Additional Help:

Provided that no undue interference is caused to Landlord’s Contractor, Tenant shall have the right, as its sole cost and expense, with prior written approval by Landlord, to hire additional service for the cleaning of the premises. All labor, supervision equipment, and cleaning supplies required for the proper performance of this work, unless otherwise specified, is to be furnished by a contractor of Tenant’s choice. Contractor must provide Landlord with adequate insurance coverages.

EXHIBIT “E”

EXPANSION SPACE

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Floor: 1ST FLOOR Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXE

EXHIBIT “F”

PARKING EXHIBIT

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXF

EXHIBIT “G”

ENVIRONMENTAL REPORTS

Phase I Environmental Site Agreement (updated)

1414 N. Radcliffe Street

Bristol, PA

RT Project # 6526-01

Prepared by: RT Environmental Services, Inc.

215 W. Church Rd.

King of Prussia, PA 19406

March 7, 2003

Phase I Environmental Site Assessment

Property B of the former Riverfront North Site

1414 Radcliffe Street

Bristol, PA

RT Project # 6544-01

Prepared by: RT Environmental

215 W. Church Street

King of Prussia, PA 194066

March 13, 2003

EXHIBIT “H”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the       day of December, 2005, by and among MANUFACTURERS AND TRADERS TRUST COMPANY, One M&T Plaza, Buffalo, New York 14240, Attention: Office of the General Counsel (the “Lender”), and LENOX, INCORPORATED, a New Jersey corporation, with an address at 100 Lenox Drive, Lawrenceville, New Jersey 08648, Attention: Lenox Counsel (the “Tenant”) and ISLAND VIEW TCI, L.P., a Pennsylvania limited partnership, with an address at c/o Preferred Real Estate Investments, Inc., 1001 E. Hector Street, Suite 100, Conshohocken, Pennsylvania 19428, Attention: Legal Department (the “Landlord”).

WHEREAS, the undersigned Tenant, is the lessee of certain leased premises (the “Premises”), located at that certain property (the “Property) known as Island View Crossing, 1414 Radcliffe Street, Bristol, Pennsylvania, as said Premises are identified and leased to Tenant under that certain Lease between Tenant and the Landlord, dated as of December        , 2005 (as amended, extended or modified, the “Lease”); and

WHEREAS, Lender and Landlord have entered into a certain loan transaction on or about                , 2003, in a principal amount of up to $              (the “Loan”) pursuant to which a mortgage lien on the Property have been created from Landlord in favor of Lender (the “Mortgage”); and

WHEREAS, the Tenant, by this Agreement, has agreed to subordinate its leasehold interest in the Premises to the Mortgage; and

WHEREAS, Lender, by this Agreement, has agreed not to disturb Tenant in the event of foreclosure or other rights asserted by Lender under the Mortgage.

NOW, THEREFORE, the undersigned, intending to be legally bound hereby, for One Dollar ($1.00) and other good and valid consideration, receipt whereof is hereby acknowledged, hereby agrees as follows:

1.                                     Subordination.  That, subject to the provisions of Paragraph 4 hereinafter, the Lease is, and all of Tenants’ rights thereunder are and shall always be, subject and subordinate to the Mortgage, and to all advances made or to be made thereunder and to the interest and other charges due thereon, and all renewals, replacements, modifications, consolidations, or extensions thereof.

2.                                     Termination of Lease.  (intentionally deleted).

3.                                     Attornment.  In the event of any foreclosure of the Mortgage or other acquisition of the Property by Lender, its successors or assigns, or in the event of any conveyance of the Property to any purchaser thereof at any foreclosure sale, Tenant will, upon receipt of appropriate notice as to the succession of Lender or such purchaser to the interest of Landlord under the Lease, attorn to, and recognize Lender, its successors or assigns, or such purchaser, as the case may be, as the lessor under the aforementioned Lease for the balance then remaining of the term of the Lease, subject to all the terms of the Lease; and that the aforesaid provisions shall be self-operative and no further instrument or document shall be necessary unless required by Lender, its successor or assigns, or such purchaser. Notwithstanding anything to the contrary contained herein, it is understood and agreed that Tenant shall not be bound to perform any covenant contained in the Lease to a greater standard than that set forth in the Lease by virtue of the inclusion in the Mortgage of any greater such standard, and Lender shall not have any rights to approve, prohibit or consent to the exercise by Tenant of any of its rights under the Lease, except as in the Agreement or in the Lease expressly provided.

4.                                     Agreement Not to Disturb Tenant.  Notwithstanding anything to the contrary herein, in the event of foreclosure or other rights asserted under said Mortgage by the Lender, or its successors or assigns, Lender agrees that (i) neither Lender nor any of such successors or assigns shall name or join Tenant as a party-defendant or otherwise in any suit, action or proceeding to enforce any rights given to Lender or such successors or assigns pursuant to the terms, covenants or conditions contained in such

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Mortgage or any other document held by Lender or any such successors or assigns, or any rights given to Lender or any such successors or assigns as a matter of law; (ii) said Lease and the rights of the Tenant thereunder shall continue in full force and effect and shall not be terminated or disturbed (whether by a foreclosure, deed in lieu of foreclosure or otherwise), except as permitted for default of Tenant under the Lease continuing after notice and beyond any applicable grace period in accordance with the provisions of said Lease; and (iii) all condemnation awards and proceeds of insurance shall be applied in the manner provided for in the Lease.

5.                                     Transfer of Interests to Lender.  If the interests of Landlord in the Property shall be transferred to and owned by Lender by reason of foreclosure or other proceedings brought by it, or by deed in lieu of foreclosure, or if Lender takes possession of the Property pursuant to any provisions of any documents relating to the Loan, then: (i) Lender and Tenant shall be directly bound to each other under all terms, covenants and conditions of the Lease for the balance of the term thereof and for any extensions or renewals thereof which may be exercised by Tenant, with the same force and effect as if Lender were the Landlord under the Lease; and (ii) Tenant does hereby attorn to Lender as its landlord, said attornment to be effective and self-operative (without the execution of any further instruments) immediately upon Lender succeeding to the interests of the Landlord under the Lease; provided, however, regarding item (ii) above, that Tenant shall have received written notice from Lender that it has succeeded to the interests of the Landlord under the Lease. The respective rights and obligations of Tenant and Lender upon such attornment, to the extent of the then-remaining balance of the term of the Lease and any such extensions and renewals, shall be and are the same as now set forth from and after Lender’s succession to the interests of the Landlord under the Lease, and Tenant shall have the same remedies against Lender for the breach of any agreement contained in the Lease that Tenant might have under the Lease against Landlord if Lender had not succeeded to the interest of Landlord; provided, however, that Lender shall not be:

(a)                               liable for any act or omission, or any accrued obligation of any prior landlord (including Landlord); or

(b)                              subject to any defenses which Tenant might have against any prior landlord (including Landlord) prior to the earlier to occur of (i) the date on which ownership of the Property shall be transferred to Lender or (ii) the date that Lender first takes possession of the Property without ownership of the Property having otherwise been transferred to Lender, unless relating to a default or breach continuing after the earlier to occur of (i) the date on which ownership of the Property shall be transferred to Lender or (ii) the date that Lender first takes possession of the Property without ownership of the Property having otherwise been transferred to Lender; or

(c)                               bound by any “Annual Base Rent” (as such term is defined in the Lease) which Tenant might have paid for more than the current month;

(d)                              bound by any security deposit which Tenant may have paid to any prior landlord (including Landlord), unless such deposit is in an escrow or other fund available to Lender;

(e)                               bound by any surrender or other early termination of the Lease (except as permitted in the Lease without Landlord’s consent) made without the consent of Lender, or by any amendment or modification of any of the monetary or material non-monetary provisions of the Lease made without the consent of Lender; or

(f)                                 obligated to commence or complete any construction or make any contribution toward construction or installation of any improvements upon the Premises required under the Lease or any expansion or rehabilitation of existing improvements thereon.

6.                                    Notices of Default.  Tenant shall notify Lender in writing at the address set forth herein of the occurrence of any default or event of default by Landlord under the Lease which would give Tenant the right to cancel or terminate the Lease; and Tenant will grant to Lender a reasonable time (not to exceed 90 days) in which to cure such Landlord’s default (which time shall be at least the period of time granted to the

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Landlord by the Lease), provided, however, that Lender shall, within ten (10) business days after the giving of such notification by Tenant to Lender of such default, give Tenant written notice of Lender’s intent to cure such Landlord’s default and shall thereupon promptly commence the prosecution of such cure and thereafter diligently continue the prosecution of such cure to completion. So long as Lender shall have given notice to Tenant of Lender’s intent to cure such default as provided in the next preceding sentence and so long as Lender shall be prosecuting the cure of such default as provided in the next preceding sentence, Tenant agrees that it will not terminate or cancel the Lease on account of such default until such notice to Lender has been given, and Lender has had the opportunity to cure any such default in accordance with the provisions of the next preceding sentence. Should Lender fail to so notify Tenant of Lender’s intent to cure such Landlord’s default within said ten (10) business days or after having given any such notice shall fall to cure (or commence to cure) such default in accordance with the foregoing provisions of this Paragraph, then Tenant shall have all available rights and remedies (including the right to cure Landlord’s default) under the Lease, at law and/or in equity. It is expressly understood and agreed that the above shall not be deemed to create any obligation of Lender to cure any such default or defaults at any time prior to the earlier to occur of (i) the date on which ownership of the Property shall be transferred to Lender or (ii) the date that Lender first takes possession of the Property without ownership of the Property having otherwise been transferred to Lender.

7.                                     Confirmation of Subordination.  Should Lender, its successors or assigns, or any purchaser desire confirmation of the subordination or the attornment, as the case may be, as is expressly provided for in this Agreement, Tenant shall at any time or from time to time, execute and deliver without charge such reasonable and commercially customary Instruments and/or documents as may be reasonably requested to acknowledge such subordination and/or agreement to attorn, in recordable form.

8.                                     Notices.  Whenever in this Agreement it is provided that notice be given to or served upon any of the parties, each such notice or demand shall be in writing, and any law or statute to the contrary notwithstanding, shall not be effective for any purpose unless the same shall be given or served as follows: If given or served by the Lender, by mailing the same to the Tenant and Landlord by registered or certified mail, return receipt requested, or by overnight courier service provided a receipt or other proof of delivery is required, at the addresses listed above, or at such other addresses as the Tenant and Landlord may from time to time designate by notice given to the Lender; and if given or served by the Tenant, by mailing the same to the Lender and Landlord by registered or certified mail, return receipt requested, or by overnight courier service provided a receipt or other proof of delivery is required, addressed to the Lender and Landlord at the addresses listed above, or at such other addresses as the Lender and Landlord may from time to time designate by written notice given to Tenant; and if given or served by Landlord, by mailing the same to Tenant and Lender by registered or certified mail, return receipt requested, or by overnight courier service provided a receipt or other proof of delivery is required, addressed to the Tenant and Lender at the addresses listed above, or such other addresses as the Tenant and Lender may from time to time designate by written notice given to Landlord. All such notices to be given hereunder shall be effective on the earlier to occur of (i) the date of actual receipt by the party to which same shall have been addressed as herein set forth or (ii) the third (3rd) business day next following the date upon which the same shall have been mailed, or sent by such overnight courier service, as aforesaid.

9.                                     Waiver of Condemnation Awards.  (intentionally deleted).

10.                               Obligations of Lender.  Anything herein or in the Lease to the contrary notwithstanding, in the event that Lender shall acquire title to the Property, Lender shall have no obligation, nor incur any liability, beyond Lender’s then interest in the Property, and Tenant shall look exclusively to such interest of Lender in the Property for the payment and discharge of any obligations imposed upon Lender hereunder or under the Lease. Tenant agrees that with respect to any money judgment which may be obtained or secured by Tenant against Lender in connection with any ownership by Lender of the Property, Tenant shall look solely to the estate or interest owned by Lender in the Property, and Tenant will not collect or attempt to collect any such judgment out of any other assets of Lender.

11.                               Subordination of Mortgage.  Notwithstanding anything to the contrary herein, the Lender may, at its sole discretion, provide, by the giving of written notice thereof to Tenant, that the Mortgage

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is subordinate to the Lease.

12.                               Miscellaneous.

(a)                               This Agreement shall be effective as of the date of its execution.

(b)                              This Agreement may not be modified orally or in any other manner than by an Agreement in writing signed by the undersigned and Lender, or their respective heirs, executors, administrators, successors and assigns.

(c)                               This Agreement shall be binding upon the undersigned, their respective successors, assigns and subtenants, and, as respects the obligations of Tenant hereunder, shall inure in favor of the Lender, its successors and assigns, and any purchaser at any foreclosure sale, or any other sale upon the Mortgage; while, as respects the obligations of Lender hereunder, shall inure in favor of Tenant, its successors and assigns.

(d)                              The invalidity or unenforceability of any portion hereof shall not affect the remaining portions hereof, and in the case of such invalidity, this Agreement shall be construed as if such portion had not been inserted.

(e)                               This Agreement has been delivered in and shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

(d)                              The headings preceding the various paragraphs and subparagraphs of this Agreement are inserted for convenience of reference and shall not alter the meaning of the provisions hereof.

(e)                               This Agreement may be recorded by Lender or Tenant at any time in the sole discretion of either such party.

(f)                                 The Agreement may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and of which together shall constitute an original agreement.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed, under seal, as of the date and year first above stated.

TENANT:

LENOX, INCORPORATED

By:
Name:
Title:

LANDLORD:

ISLAND VIEW TCI, L.P.

By:
Name:
Title:

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LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Name:
Title:

[SEAL]

5

COMMONWEALTH OF PENNSYLVANIA	:
	:	ss
COUNTY OF	:

On this, the          day of           , 2005, before me the undersigned officer, personally appeared                                  , known to me or proven to be the person who executed the above instrument, and who acknowledged that he/she is the                        of                   , and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation as such officer.

IN WITNESS WHEREOF, I hereunder set my hand and official seal.

Notary Public

COMMONWEALTH OF PENNSYLVANIA	:
	:	ss
COUNTY OF	:

On this, the          day of           , 2005, before me the undersigned officer, personally appeared                                  , known to me or proven to be the person who executed the above instrument, and who acknowledged that he/she is the                        of                   , and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation as such officer.

IN WITNESS WHEREOF, I hereunder set my hand and official seal.

Notary Public

COMMONWEALTH OF PENNSYLVANIA	:
	:	ss
COUNTY OF	:

On this, the          day of           , 2005, before me the undersigned officer, personally appeared                                  , known to me or proven to be the person who executed the above instrument, and who acknowledged that he/she is the                        of                   , and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation as such officer.

IN WITNESS WHEREOF, I hereunder set my hand and official seal.

Notary Public

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EXHIBIT “I”

COMMENCEMENT DATE AGREEMENT

EXHIBIT “I”

COMMENCEMENT DATE AGREEMENT

THIS AGREEMENT, made as of this      day of                    , 2006, between ISLAND VIEW TCI, LP. (herein called “Landlord”) and LENOX, INCORPORATED (herein called “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the Island View Crossing office building situate in Bristol, Pennsylvania (herein called the “Building”); and

WHEREAS, by that certain lease dated                    , 2005 (herein called the “Lease”), Landlord leased to Tenant certain space (herein called the “Premises”) in the Building; and

WHEREAS, Tenant is now in possession of the Premises and the term of the Lease has commenced; and

WHEREAS, under Section 1 (i) of the Lease, Landlord and Tenant agreed to enter into an agreement setting forth certain information in respect of the Premises and the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.  The Initial Term (as such term is defined in the Lease) commenced on, and the Commencement Date (as such term is defined in the Lease) was,                    , 2006. The Rent Commencement Date (as such term is defined in the Lease) was                   , 2006.  The Initial Term of the Lease shall expire on                     , 2018 unless Tenant exercises any option to extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

2.  The date of commencement of the First Renewal Term (as such term is defined n the Lease) shall be                    , 2018 if Tenant effectively exercises its option in respect thereof, and if Tenant does so, the Term of the Lease shall expire on               , 2023 unless Tenant exercises any rights to further extend the Term of the Lease or unless the Lease terminates earlier as provided in the Lease.

3.  The date of commencement of the Second Renewal Term (as such term is defined in the Lease) shall be                    , 2023 if Tenant effectively exercises its option in respect thereof, and if Tenant does so, the Term of the Lease shall expire on                     , 2028 unless the Lease terminates earlier as provided in the Lease.

4.  The date of expiration of the second (2nd) Lease Year (as such term is defined in the Lease), as such date shall be utilized in connection with the determination of the Exercise Deadline (as such term is defined in the Lease) applicable to Tenant’s right to exercise the Expansion Option (as such term is defined in the Lease), is                     , 2008.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Attest or Witness:	ISLAND VIEW TCI, LP.

By

Attest or Witness:	LENOX, INCORPORATED

By

EXHIBIT “J”

PERMITTED ENCUMBRANCES

Notwithstanding the foregoing, the Property may also be subject to the following: (i) all applicable federal, state or local statutes, ordinances, codes, regulations, decrees, orders, laws or other governmental requirements now or hereafter in effect; (ii) such a state of facts which an accurate current survey and physical inspection of the Property would reveal including, without limitation, all existing easements and encroachments, if any; (iii) all current real estate taxes, assessments and other sums assessed against the Property and not yet due and payable; subject to prorations for the current year; (iv) all public improvement bonds, obligations conditions and assessments affecting the Property; (v) any other matters which will not materially interfere with Tenant’s use and enjoyment of the Property.

1.               Rights or claims of Tenants in possession under unrecorded leases.

2.               Any encroachments, easements, measurements, variations in area or content, party walls or other facts which a correct survey of the premises would show.

3.               Possible additional tax assessment by reason of new construction or improvements pursuant to the provisions of the Acts of assembly relating thereto, not yet due and payable.

4.               Rights granted to the Bristol Water Co., as in Misc. deed Book 38 page 265.

5.               Rights of ways as set forth in Deed Book 516 page 448; Deed Book 525 page 238; Deed Book 535 page 550; deed Book 659 page 430 and Deed Book 659 page 432.

6.               Possible rights of the United States of America, the Commonwealth of Pennsylvania, the Public and other riparian owners between high and low water marks of Delaware River.

7.               Subject to the laws and authority of the Federal and State Government, their political subdivisions and agencies, to regulate commerce and navigation over part of the premises extending beyond the high water mark of Delaware River and to exert governmental title and ownership in the area lying beyond the original low water mark.

8.               Conditions disclosed by Boundary Survey for Dial Corporation, prepared by Unitech Engineers Inc., dated Dec. 2000 and last revised 12/7/2000; Building set back lines Easements in favor of Commonwealth of Pennsylvania over that portion of property located between the high water line and low water line.

9.               Covenants, restrictions, or conditions as set out in the Deed Book 2262 page 268 which restrict the property from being used for the production of laundry detergent, soap, or any related or ancillary products at any time in the future.

10.         That certain ALTA/ACSM Land Title Survey prepared by Joel C. DeFreytas, Jr., Land Surveyor, dated 11/26/2002, bearing Commitment No. C1255 discloses the following:

a. Water and gas lines

b. Sanitary sewer and storm sewer lines; and

c. Underground electric line

11.         Consent Order and Agreement; by and among the Commonwealth of Pennsylvania Department of Environmental Protection, Redevelopment Authority of the County of Bucks, Island View Crossing I, L.P. and Island View Crossing II, L.P., dated May 30, 2003, recorded August 25, 2003, in Book 3537 page 0241.

12.         Plan recorded 10/1/2003 in Plan Book 315 page 60.

13.         Memorandum of Lease between Island View Crossing I, LP and Island View TCI, LP dated 6/27/2003 and recorded 11/18/2003 in Land Record Book 3715 page 1006.

EXHIBIT “K”

LOADING DOCK, RECEIVING AREA AND FREIGHT ELEVATOR

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXL

Preferred Real Estate Investments Inc. 1001 E. Hector Street Conshohocken, PA 19428 Tel. (610) 834-1969 Fax. (610) 834-7593	Project: LENOX Location: ISLAND VIEW CROSSING Floor: 1ST FLOOR Drawn By: BK Date: 12/21/05 Scale: N.T.S.	SHEET NO. EXL

EXHIBIT “L”

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT “L”

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT (the “Assignment”) made this         day of                             , 20    , by LENOX, INCORPORATED, a New Jersey corporation having an office at Island View Crossing, 1414 Radcliffe Street, Bristol, Pennsylvania 19007 (“Assignor”), to                                                               , a                                                 having an office at                               ,                    ,                                         (“Assignee”).

WHEREAS, pursuant to a certain lease dated                , 20     (which lease has heretofore been amended by                      , and which lease, as so amended, is hereinafter referred to as the “Lease”), Island View TCI, L.P., a Pennsylvania limited partnership having an office in care of Preferred Real Estate Investments, Inc., 1001 E. Hector Street, Suite 100, Conshohocken, Pennsylvania 19428 (the “Landlord”), leased to Assignor certain premises in the office building known as Island View Crossing located in Bristol, Pennsylvania.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration paid by Assignee to Assignor, receipt of which is hereby acknowledged, Assignor does hereby assign and set over unto Assignee all of Assignor’s right, title and interest as Tenant in and to the Lease and the premises demised thereunder.

TO HAVE AND TO HOLD unto Assignee, its successors and assigns, for all the rest of the term of the Lease.

AND Assignor does hereby represent that it is the owner of the leasehold estate created by the Lease and that Assignor has not at any time done anything whereby the leasehold estate has been encumbered in any way.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Lease and agrees to pay when due the Rent (as defined in the Lease) and all other charges under the

1

Lease and to perform all of the terms, covenants and conditions of the Lease as if Assignee had signed the Lease originally as Tenant named therein.

Assignee hereby agrees to indemnify, defend and hold harmless Assignor from all suits, actions, damages, charges and expenses, including reasonable attorneys’ fees and disbursements, that Assignor may sustain by reason of Assignee’s failure to pay the rent under the Lease or by reason of Assignee’s breach of any of the terms, covenants or conditions of the Lease.

Nothing in this Assignment shall be deemed to relieve Assignor from any of its obligations or liabilities under the Lease whether accruing prior to or after the date hereof, and Assignor hereby agrees to be bound by any amendment to the Lease after the date hereof which is executed by the then current Tenant (provided, however, that, notwithstanding anything to the contrary contained herein, it is understood and agreed that, unless Assignor shall have otherwise expressly agreed in writing with Landlord, in no event shall Assignor be liable for any aspect of any such amendment entered into by Landlord and any such assignee which shall not be a parent, subsidiary, or affiliated company of the original Tenant under the Lease which shall increase the obligations of the original “Tenant” under the Lease). In furtherance of the foregoing, it is specifically understood and agreed that in the event of an Event of Default under the Lease, Landlord shall be entitled to commence any action or proceeding against Assignor or otherwise exercise any available remedies at law or in equity to enforce the provisions of the Lease against Assignor without first commencing any action or otherwise proceeding against Assignee or any other party, or otherwise exhausting all of its available remedies against Assignee or any other party.

Except as expressly set forth herein, the Lease is unmodified and in full force and effect. This Assignment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

This Assignment shall be of no force or effect unless consented to by Landlord, in the event such consent is required under the terms of the Lease.

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IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment of Lease as of the day and year first above written.

Attest:	LENOX, INCORPORATED

By
Assistant Secretary		Vice President

ASSIGNOR

Attest:

By
Assistant Secretary		Vice President

ASSIGNEE

ISLAND VIEW TCI, L.P.,
a Pennsylvania limited partnership

	By:	, INC.
Witness:		its general partner

By:
Name:
Title:
LANDLORD

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EXHIBIT “M”

BASE BUILDING WORK

Exhibit “M”

Base Building for Expansion Space

The following work will be completed by the Landlord and is specific to the base building. Work not specifically listed is to be considered part of the Tenant Work.

I.              SITE WORK

a.             Site preparation work including cleaning, grubbing, temporary erosion control.

b.             Surface and subsurface water control during construction

c.             Excavation, filling, compaction and grading for building, site improvements, and utilities.

d.             Asphalt paving over prepared sub-base. Patch and repair of existing paving prior to topping. Asphalt and sub-base sections per local requirements.

e.             Drive lane and parking area paint. Handicapped parking and signage, quantities required per local codes.

f.              Concrete curbs and walkways. Curb and walkway profiles and lay out per land development plans and local requirements.

g.             Storm water management system per approved land development plans and local requirements.

h.             Landscaping to meet the requirements of the local code.

II.            BUILDING STRUCTURAL SYSTEM

a.             Existing poured in place concrete structure with truss roof system.

III.           BUILDING ENCLOSURE

a.             New window system is a combination of new curtain wall, strip and punched dry glazed insulated window system internally drained and thermally broken. Finish to be clear anodized or other manufacturer’s standard single color as selected by landlord. Glass to be manufacturer standard. Window system to be Kawneer or approved equal. Interior windowsill by tenant.

b.             Exterior skin to be restored masonry and concrete. Finishes to match project renderings.

c.             Entrance doors to be narrow style aluminum doors with 1/4” tinted glass as manufactured by Kawneer or equal. Color to match windows or manufacturer standard color selection. Hardware to include surface mounted closure with push pulls and/or panic devices with brushed aluminum finish.

d.             Exterior doors other than main entrance doors will be insulated hollow metal.

e.             Building sealants to be compatible with appropriate substrates.

IV.           BUILDING CORE

a.             Stair towers to meet requirements as determined by code. Stairs and landings to be exposed concrete treads and landings with painted metal railings and stringers. Walls to be painted block/drywall with exposed structure ceilings.

b.             Mechanical, electrical, machine rooms to have exposed floor, walls and ceiling.

c.             Building will be delivered to the tenant with the interiors completely demolished with all core rooms and shafts remaining.

V.            PLUMBING

a.             All plumbing to be installed to meet requirements of the local code. Provide water and sanitary service to a location within the building wet column and stack.

VI.           FIRE PROTECTION

a.             Fire protection system shall be existing system supplied by city/local municipality underground water main sized to meet applicable codes. Doubte check value type backflow preventer with bypass meter to be provided. Sprinkler system shall remain existing. Tenant will be responsible for sprinkler head relocations and any special fire protection requirements resulting from tenant plan.

b.             Wall hung 10 lb. ABC fire extinguishers shall be provided at each stair tower. Mechanical and electrical rooms to be provided with 10 lb. ABC wall hung extinguishers. Additional extinguishers in tenant space to be provided by tenant as required by code.

c.             Core building areas will be fully sprinklered with chrome (semi-recessed heads) in ceiling areas or upturned heads in areas of exposed ceilings.

VII.          HVAC SYSTEM

a.             Provide complete gas fired DX rooftop HVAC by Carrier or approved equal system in accordance with all governing code requirements, ashrae standards, NFPA-90 and Boca mechanical code. Cooling system in tenant space is to be designed to provide a minimum of 1 ton of A/C per 325 square feet. Average zone size to be 3000 square feet. Additional HVAC for specialty rooms to be provided by Tenant. Ductwork drops to be provided to each floor for distribution by the tenant.

b.             Provide ductwork risers and drops in accordance with the appropriate sections of SMACKNA guidelines.

c.             Provide programmable digital thermostat for each zone (To be located at time of Tenant fit-out work).

d.             Ventilation system to provide a minimum outside airflow rate of 20 CFM/person for office space. Toilet rooms to be designed for minimum ventilation of 1.5CFM/foot.

e.             Furnish copies of all equipment cuts, permits, spec sheets, and as-builts for mechanical system.

f.              One-year labor/material warrantee/guarantee from date of tenant commencement and manufacturers standard equipment warrantee.

VIII.        ELECTRICAL SYSTEM

a.             The building shall be served by a utility pad mounted transformer with 277/480 volt, 3-phase service to an indoor electrical room. The electrical service will be sized to 5 watts/sf for power, 2 watts/sf for lighting, 5 watts/sf for HVAC and 1 watt/sf for expansion.

b.             The entire electrical distribution system shall comply with any applicable local codes and the most recent issue of The National Electrical Code. Tenant will distribute electric from main distribution panel in the main electric room.

c.             Lighting to be provided in core areas only. Lighting to be as follows:

•              Ceiling areas to have 3 lamp 2”x4” deep cell parabolic florescent fixtures with electronic ballast and T-8 lamps

•              Back of house areas will be industrial grade 2 lamp chain hung or wall/ceiling mounted fluorescent fixtures.

•              Site lighting provided to meet local food candle requirements

d.             Provide batter back-up emergency lighting fixtures and exit lights. Quantities as required to meet life safety code in the Base Building areas.

e.             Provide convenience outlets in all base building rooms in quantity to meet requirements of NEC.

f.              Fire alarm: Provide a local fire protection signaling system in accordance with BOCA, ADA, NFPA and local requirements for all base building rooms. The system shall include:

•              Manual pull stations

•              Sprinkler alarm and supervisory services

•              Automatic smoke and/or heat detection

•              Audio and visual alarm signaling devices

•              Annunciation at locations as approved in AHJ and Landlord

•              Duct detectors for all AHU’s as required by code. (Coordinated with Tenant ductwork).

Tenant will be required to utilize the same FA system for additional fire alarm work resulting from tenant fit-up design.

g.             Provide complete set of product cuts, as-builts, warrantees/guarantees for entire electrical system.

EXHIBIT “N”

EXAMPLE OF GROSS UP OF OPERATING EXPENSES

ISLAND VIEW CROSSING

Operating Expenses - 95% vs. 10% Occupancy

Total Sq. Ft. 183,000

	95%Occupancy		10% Occupancy		Variance
	2006 Budget	2006 Budget	2006 Budget	2006 Budget
	Total Dollars	Per Sq. Ft.	Total Dollars	Per Sq. Ft.	Total Dollars	Per Sq.Ft.

Security / Life Safety	11,600	0.06	11,600	0.06	0	0.00
Elevator Expense	4,300	0.02	4,300	0.02	0	0.00
Payroll Expense	39,600	0.22	39,600	0.22	0	0.00
Landscaping / Exterior Maint.	27,000	0.15	27,000	0.15	0	0.00
Repairs & Maintenance	98,000	0.54	58,300	0.32	39,700	0.22
Snow Removal	28,000	0.15	23,500	0.13	4,500	0.02
Janitorial	164,700	0.90	42,300	0.23	122,400	0.67
HVAC Repairs	18,000	0.10	8,400	0.05	9,600	0.05
Trash Removal	25,000	0.14	4,600	0.03	20,400	0.11
Electricity	27,000	0.15	27,000	0.15	0	0.00
Gas	5,000	0.03	5,000	0.03	0	0.00
Fuel Oil	0	0.00	0	0.00	0	0.00
Water & Sewer	4,000	0.02	3,000	0.02	1,000	0.01
Insurance	30,000	0.16	30,000	0.16	0	0.00
Office Expense	5,000	0.03	5,000	0.03	0	0.00
Property Management Fee	74,800	0.41	24,000	0.13	50,800	0.28
Professional Fees	1,200	0.01	1,200	0.01	0	0.00
Real Estate Taxes	183,000	1.00	183,000	1.00	0	0.00

TOTAL OPERATING EXPENSES	746,200	4.08	497, 800	2.72	248,400	1.36

EXHIBIT “O”

JOB CREATION FORM

BUCKS COUNTY CDBG PROGRAM
NEW EMPLOYEE FAMILY INCOME STATEMENT
Bucks County Loan Fund Job Creation Requirements

-INSTRUCTIONS FOR EMPLOYERS-

1.               This form must be filled out by each new employee being counted toward satisfying the job requirements of one job creation for every $35,000 of assistance, and the requirement that 51 percent of the jobs created must go to persons qualifying as low/moderate income. Please make copies of the form as needed.

2.               Companies receiving funding assistance must complete the overall job requirements within three years from the date of provision of the assistance. Failure to comply may result in the loan being found in default and subject to a recall under the terms and conditions of the loan agreement. If the term of the loan is shorter than three years, then the length, of time available to complete the job requirements will be established in the loan agreement.

3.               The form should be completed on the first day of work. The form is easily integrated as part of the documentation that new hires are asked to fill.

4.               Please note the reporting period. If the period when the form is being submitted is different than the one listed, please cross out the years listed and write the newer period.

5.               The employee’s income before being hired for the job must be given and expressed on an annual basis. For example if the employee was receiving $200 a week from unemployment compensation, the employee should list the income as $10,400 (or $200 times $52 weeks).

6.               If the employee’s prior income was irregular, that is, it varied from week to week or one part of the year to another due to seasonal employment, then the amount report should be the amount listed on the most recently filed federal income tax return.

7.               To be considered for job creation credit, the form must be completely filled out. It must also be signed and dated by the prospective employee.

8.               If no jobs were created since the starting of the assistance or since the last reporting period (whichever applicable), the portion, of the form identifying the company should be filled out. In the portion to be filled by the employee, the company should list in place of the name the following information: “No Jobs Created during this period.”

9.               The original form should be sent to the county agency from which the company obtained funding assistance. The agency will forward the form to The Bucks County Department of Community and Business Development. A copy of the form should be kept in the company records.

10.         The information will be placed on file and will be subject to the review and inspection by County and HUD officials and as part of regular program monitoring activities, such as periodic reporting and auditing.

Job Creation Requirements

Updated 12-21-04

•                  51% of full-time permanent jobs must be held by LMI persons

•                  Company must provide training for jobs requiring special skills or education

•                  During the application process, Company should provide list by job title of jobs to be created, including

•                  Which jobs are available to LMI persons

•                  Which jobs require special skills/education, and attainment of such

•                  All jobs are full-time and permanent

•                  Starting salary

•                  Job responsibilities

•                  Company should provide completed Employee Income Statement for each job filled

Job Creation Requirements for Company

•      List job titles, starting salaries, and major responsibilities of each new job targeted for creation:

1.

2.

3.

4.

5.

6.

•                  Do jobs require any special skills/training/work experience or education beyond high school?

•      ☐     NO

•      ☐     YES; please describe how your company will provide these skills/training to your workforce:

•                  I certify the above jobs will be targeted to and held by low/moderate income persons. The jobs will be full-time and permanent. An Employee Income Statement shall be completed for each job filled, within the timeframe required.

Signature	Date

BUCKS COUNTY CDBG PROGRAM

NEW EMPLOYEE FAMILY INCOME STATEMENT

Bucks County Loan Fund Job Creation Requirements

-Company Information-

Company Name:	Reporting Period: 4/1/05-03/31/06

Address:	EIN:

Contact Person:	Phone:

-New Hire Information-

Name:	Phone:

Address:	Job Title:

Job Description/Responsibilities:

Does job require special skills, training, work experience and/or education beyond high school?

If answer is “yes”, please explain:

Race:        White         Black         Hispanic         Asian         Other:

Gender: Male Female	Physical Disability: Yes No
Starting Salary:	Job is: full-time or part-time

Below please provide the name and age of all dependents residing in your household, including yourself. Write the source of income and the amount income earned by each person, including yourself, before you were hired, as reported on your federal tax return. If there was no income earned during the year, please list “none,”

NAME	AGE	SOURCE OF INCOME	ANNUAL INCOME

$
$
$
$
$
FAMILY SIZE:		TOTAL FAMILY INCOME:	$

Please review the following table. Compare your family size to the family size listed. Compare the income to the income listed for the Family Size. Please answer the following question (next to the table):

Family
Size	Income
1	$38,550
2	$44,050
3	$49,550	My total family income is
4	$55,050	☐ above or ☐ below (check one)
5	$59,450	income listed on the table
6	$63,850
7	$68,250
8	$72,650

ANY FALSE STATEMENT MADE KNOWINGLY AND WILLFULLY MAY SUBJECT THE SIGNER TO

PENALTIES UNDER SECTION 1001 OF THE UNITED STATES CODE.

Signature of Applicant	Date